Exhibit 10.1

February 15, 2024

AGREEMENT AND PLAN OF MERGER

among

DARIOHEALTH CORP.,

TWILL MERGER SUB, INC.,

TWILL, INC.,

and

BILAL KHAN,

solely in his capacity as HOLDERS’ REPRESENTATIVE

February 15, 2024

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	45

4.01	Organization	45
4.02	Authority; Non-Contravention	45
4.03	Governmental Approvals	46
4.04	SEC Documents	46
4.05	Shares of Common Stock	46
4.06	Availability of Funds	46
4.07	Broker and Advisors	46
4.08	Exclusivity of Company Representations; Non-Reliance	46

ARTICLE V	CERTAIN AGREEMENTS OF THE PARTIES	47

5.01	Public Announcements	47
5.02	Confidentiality	47
5.03	Tax Matters	47
5.04	Employee Matters and Company Plans	48
5.05	Nasdaq Capital Markets Listing	49
5.06	Indemnification of Officers and Directors of the Company	49
5.07	E&O Tail Policy	50
5.08	Parent Shareholder Vote	50
5.09	Cooperation Upon Exercise of Consideration Warrants and Deposition of Consideration Warrant Shares	51
5.10	Representations and Warranty Insurance	52

ARTICLE VI	SURVIVAL	52

6.01	Survival of Representations, Warranties and Covenants	52
6.02	Holders’ Representative	52

ARTICLE VII	GENERAL PROVISIONS	55

7.01	Interpretation	55
7.02	Notices	55
7.03	Assignment and Succession	56
7.04	Amendment or Supplement	56
7.05	Waivers	56
7.06	Entire Agreement	57
7.07	No Third-Party Beneficiaries	57
7.08	Remedies Cumulative	57
7.09	Specific Performance	57
7.10	Severability	57
7.11	Costs and Expenses	57
7.12	Counterparts	57
7.13	Governing Law	58
7.14	Exclusive Jurisdiction; Venue; Service of Process	58
7.15	WAIVER OF JURY TRIAL	58
7.16	Provisions Regarding Legal Representation	58

-ii-

SCHEDULES

The Allocation Scheule

Schedule I

Schedule 5.04(a)(iii)

The Company Disclosure

Schedules

EXHIBITS

Exhibit A	Form of Trust Agreement
Exhibit B	Form of Leak-Out Agreement
Exhibit C	Form of Consideration Warrant
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Letter of Transmittal and Election Form
Exhibit G-1	Form of FIRPTA Notice to the IRS
Exhibit G-2	Form of FIRPTA Notification Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and dated as of February 15, 2024, by and among: (i) DarioHealth Corp., a Delaware corporation (“Parent”); (ii) TWILL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) Twill, Inc., a Delaware corporation (the “Company”); and (iv) Bilal Khan, solely in his capacity as the representative and agent of the Holders (the “Holders’ Representative”), but solely with respect to the provisions expressly applicable to the Holders’ Representative as set forth herein. Each of Parent, Merger Sub, the Company, and the Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in ARTICLE I or elsewhere in this Agreement as identified in ARTICLE I.

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly owned subsidiary of Parent (as such, the “Surviving Company”);

WHEREAS, the respective board of directors of Parent, the Company, and Merger Sub have each approved, adopted, and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Holders have duly and validly approved this Agreement and the Merger contemplated hereby by the affirmative vote or written consent of the Holders whose votes collectively constitute at least (i) 66.67% of the votes of the outstanding Company Preferred Stock, voting together as a single class on as-if-converted basis, and (ii) ninety percent (90%) of the votes of the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class on as-if-converted basis in accordance with the Company’s Charter Documents, which consent shall be effective upon the execution of this Agreement (the “Company Stockholder Consent”);

WHEREAS, the Company owes the Specified Indebtedness (as defined herein) to the Lenders (as defined herein);

WHEREAS, in connection with the execution and delivery of this Agreement, and as a material inducement for Parent to enter into this Agreement and to consummate the Transactions, the Parties will cause the formation of Titan Trust, a Delaware statutory trust (the “Trust”), for the purpose of holding the Consideration Warrants (as defined herein) and liquidating or distributing the Consideration Warrant Shares issuable upon the exercise thereof in satisfaction of the Senior Secured Indebtedness, the other Specified Indebtedness, and the Stock Election Consideration (as such terms are defined herein) contemplated hereby;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a material inducement for Parent to enter into this Agreement and to consummate the Transactions, Parent, the Company, and Wilmington Savings Fund Society, as trustee (the “Trustee”), together with the Lenders and the Holders’ Representative on behalf of certain holders of Company Stock (the “Remainder Holders”), will enter into that certain trust agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Trust Agreement”), with respect to the Trust;

WHEREAS, in connection with the execution and delivery of the Trust Agreement, the Trustee will establish a Collection Account and a Securities Account (as such terms are defined in the Trust Agreement);

WHEREAS, in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and in satisfaction (together with payment of the Cash Consideration (as defined herein)) of the Specified Indebtedness and as partial payment of the Merger Consideration (as defined herein), Parent will issue to the Trust the Consideration Warrants for the benefit of the Senior Secured Lender (as defined herein), the other Lenders, and the Remainder Holders, as applicable, pursuant to the terms of the Trust Agreement, and the Trustee will deposit the Consideration Warrants in the Securities Account;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a material inducement for Parent to enter into this Agreement and to consummate the Transactions, Parent, the Trust, and the Senior Secured Lender will enter into that certain leak-out agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit B (the “Leak-Out Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.01         Certain Definitions. The following terms shall have the following meanings in this Agreement:

“Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order, or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, from and after the Closing Date, the Company shall be deemed not to be an Affiliate of the Holders.

“Adjusted Cash Election Consideration” means for each Holder, the greater of (A) the product of (x) such Holder’s Cashed Out Shares multiplied by (y) the Cash Election Consideration, rounded up to the nearest $0.01, and (B) $1.00.

“Allocable Merger Consideration” means the sum of (i) the aggregate amount of Adjusted Cash Election Consideration plus (ii) the Allocable Parent Stock Pool.

“Allocable Parent Stock Pool” means the number of Consideration Warrant Shares equal to the result of (i) the aggregate number of Consideration Warrant Shares minus (ii) the number of Indebtedness Warrant Shares.

“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.

“Business” means the business of the Company and its Subsidiaries of developing and providing a platform for screening, providing, and referring digital behavioral and mental health services and interventions.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Israel or New York, New York are authorized or required by Law or order to remain closed.

“Cash Consideration” means $10,000,000.

“Cash Election Consideration” means $0.0000001.

“Cashed Out Holders” means, collectively, the Holders receiving Cash Election Consideration pursuant to Section 2.06(c)(i).

“Change in Control Payments” means (i) any bonus, severance, equity or other payment that is created, accelerated, accrues or becomes vested or payable by any Acquired Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract and (ii) without duplication of any other amounts included within the definition of Company Transaction Expenses, any other payment, expense, or fee that accrues or becomes payable by any Acquired Company to any Person under any Contract as a result of the consummation of the Transactions (including the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Agreement.

“Charter Documents” means, with respect to any entity, the certificate of incorporation and bylaws or similar organizational documents of such entity.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collection and Use” (and its variants) means the collection, use interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing, destruction, and/or use of Personal Data.

“Company Common Stock” means shares of the Company’s common stock, par value $0.00002 per share.

“Company Debt” means, as at any time with respect to the Company or any of its Subsidiaries, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business or since the Loan Agreement Date (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) all liabilities under capitalized leases, (vi) all obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) though (vii) above.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by an Acquired Company or used by any Acquired Company in connection with the Business as currently conducted, including all Intellectual Property Rights in and to Company Technology.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company individually or the Acquired Companies, taken as a whole.

“Company Option Plan” means the Company’s 2012 Equity Incentive Plan, as amended from time to time.

“Company Optionholder” means each Person holding a Company Option immediately prior to the Effective Time.

“Company Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (ii) individual employment, consulting, change in control, severance or other agreements or arrangements, (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, any plan governed by Section 125 of the Code, pension, retirement, welfare, sick leave, workers’ compensation benefits, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of any Acquired Company participates or which is maintained, contributed to or participated in by any Acquired Company or its ERISA Affiliates, or with respect to which such Acquired Company or its ERISA Affiliates has or had or may have any obligation or liability, contingent or otherwise. The term “Company Plan” includes any PEO Plan to the extent that any current or former Employee, Consultant or director of an Acquired Company is eligible to participate or entitled to benefits in connection with his or her service to an Acquired Company or an ERISA Affiliate.

“Company Preferred Stock” means, collectively, the Company’s Series Seed Preferred Stock, Series Seed Prime Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C Prime Preferred Stock, Series C-1 Prime Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Technology” means any and all Technology that is owned by an Acquired Company or used in connection with the Business as currently conducted, including Proprietary Software.

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Acquired Companies to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) all Change in Control Payments, if any, plus (iii) all employer-portion payroll or employment Taxes incurred in connection with the treatment of the Company Options and Company Warrants in connection with the Transactions (including cancellation, exercise or payment), plus (iv) the cost of all premiums for the D&O Tail, plus (v) the cost of all premiums for the E&O Tail plus (vi) the fees and expenses of the Paying Agent, plus the Cash Reserve for Trust Expense (as defined in the Trust Agreement), plus (vii) the Expense Fund.

“Consideration Warrant Shares” means the shares of Parent Common Stock issuable upon the exercise of the Consideration Warrants.

“Consideration Warrants” means the four (4) warrants to purchase shares of Parent Common Stock, each of which is exercisable for an aggregate of 2,500,100 shares of Parent Common Stock, at an exercise price of $0.0001 per share, with exercise periods beginning 270 days, 360 days, 540 days, and 720 days, respectively, after the Closing Date, each of which is substantially in the form attached hereto as Exhibit C.

“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement that is legally binding.

“Convertible Notes” means those certain convertibles notes issued by the Company and listed on the Allocation Schedule.

“Cowen” means, Cowen and Company, LLC (dba TD Cowen).

“Cowen Fees” means the amount set forth in the Cowen Letter payable to Cowen in cash proceeds from the sale of Parent Common Stock upon the exercise of the Consideration Warrants in accordance with the terms of the Trust Agreement and the Cowen Letter.

“Cowen Letter” means, that certain letter agreement, dated as of July 26, 2023, between the Company and Cowen, as amended by that certain amendment, dated as of the Closing Date, by and among the Company, Cowen, Parent, and the Senior Secured Lender (the “Cowen Letter Amendment”).

“Deemed Trust Common Units” means, collectively, (i) the Deemed Common Stock Trust Common Units, (ii) the Deemed Series Seed Trust Common Units, (iii) the Deemed Series Seed Prime Trust Common Units, (iv) the Deemed Series A Trust Common Units, (v) the Deemed Series B Trust Common Units, (vi) the Deemed Series C Trust Common Units, (vii) the Deemed Series C Prime Trust Common Units, and (viii) the Deemed Series D Trust Common Units.

“Deposit Account Control Agreement” means the deposit account control agreement to be entered into among the Trust, the Trustee, and the Senior Secured Lender on the Closing Date with respect to the Collection Account.

“Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in ARTICLE III.

“Distribution Priorities” means the order of payments of the Stock Election Consideration, if any, in accordance with the Charter Documents of the Company. For clarity and illustration, the Stock Election Consideration, if any, shall be paid as follows: (i) first, with respect to shares of Series D Preferred Stock and Series D-1 Preferred Stock as to which a Stock Election has been properly made and not revoked, to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the First Tranche Holder Distribution Amount; (ii) second, with respect to shares of Series C Prime Preferred Stock and Series C-1 Prime Preferred Stock as to which a Stock Election has been properly made and not revoked, to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the Second Tranche Holder Distribution Amount; (iii) third, with respect to shares of Series C Preferred Stock as to which a Stock Election has been properly made and not revoked, to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the Third Tranche Holder Distribution Amount; (iv) fourth, with respect to shares of Series B-2 Preferred Stock, Series B-1 Preferred Stock, and Series B Preferred Stock as to which a Stock Election has been properly made and not revoked, to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the Fourth Tranche Holder Distribution Amount; (v) fifth, with respect to shares of Series A Preferred Stock as to which a Stock Election has been properly made and not revoked, to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the Fifth Tranche Holder Distribution Amount; (vi) sixth, with respect to shares of Series Seed Prime Preferred Stock as to which a Stock Election has been properly made and not revoked (the “Sixth Tranche Holder Interests”), to all Holders of such shares based on each such Holder’s Percentage Interest until such Holders have received aggregate Parent Common Stock Value equal to the Sixth Tranche Holder Distribution Amount; (vii) seventh, with respect to shares of Series Seed Preferred Stock as to which a Stock Election has been properly made and not revoked (the, to all Holders of such shares based on each such Holder’s Percentage Interest until Holders have received aggregate Parent Common Stock Value equal to the Seventh Tranche Holder Distribution Amount; and (viii) eighth, with respect to shares of Company Common Stock as to which a Stock Election has been properly made and not revoked (the “Eighth Tranche Holder Interests”), to all Holders of such shares based on each such Holder’s Percentage Interest.

“DOL” means the United States Department of Labor.

“DR Plans” means the disaster recovery and business continuity plans of the Acquired Companies.

“Election Deadline” means the date that is 20 Business Days following the Closing Date.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act, each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any successor Laws thereto.

“Expense Fund Amount” means $20,000.00

“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.

“Fifth Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Fifth Tranche Holder Distribution Amount.”

“First Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “First Tranche Holder Distribution Amount.”

“Fourth Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Fourth Tranche Holder Distribution Amount.”

“GAAP” means the generally accepted accounting principles in the United States as of the relevant date(s) of application thereof as of the relevant date(s) of application thereof.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal) or (iii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (v) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (viii) applicable Laws of the United States Drug Enforcement Administration, (ix) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (xi) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xii) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act.

“Holders” means, collectively, the holders of Company Stock as of the Closing Date.

“Indebtedness Warrant Shares” means, collectively, the Consideration Warrant Shares distributed or liquidated in satisfaction of the Senior Secured Indebtedness, the Cowen Fees, and the other Specified Indebtedness in accordance with the terms and provisions of the Trust Agreement, if any.

“Information Privacy and Security Laws” means all applicable Laws that relate to the privacy and/or security of Personal Data (including any applicable Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), the Federal Trade Commission Act of 1914, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act of 2003, the CAN-SPAM Act of 2003, the Telephone Consumer Protection Act of 1991, Children’s Online Privacy Protection Act of 1998, and state consumer protection Laws.

“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses, renewals, reissues, reexaminations, extensions, divisionals, provisionals, continuations, continuations-in-part, improvements, derivative works, common-law rights and contractual rights relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Intentional Fraud” means, with respect to any Person, (i) such Person intentionally making a false statement of material fact in the representations and warranties pursuant to ARTICLE III or ARTICLE IV, as applicable, or the other agreements, instruments and certificates entered into in connection with this Agreement, as applicable, (ii) with the intent to deceive or mislead another Party to this Agreement and with the intent to induce the other Party to act or refrain from acting in reliance upon it to its detriment, (iii) when such Person intentionally making such statement had actual knowledge that such statement of fact is untrue, and (iv) such other Party, in reliance upon such false statement and with ignorance to the falsity of such statement, acts or refrains from taking action and suffers loss by reason of such reliance.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to any individual, the actual knowledge following due inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following due inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following due inquiry of Bilal Khan, Ofer Leidner, and Tomer Ben-Kiki.

“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, charge, claim, hearing, audit or proceeding (public or private) by or before a Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Loan Agreement Date” means June 12, 2023.

“Material Adverse Effect” means with respect to the Company, individually or taken as a whole together with the Acquired Companies, or Parent, as applicable, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, has, or would reasonably be expected to (i) have a material adverse effect on the business, assets, operations, results of operations, or financial condition of such Party, or (ii) materially and adversely impair such Party’s ability to, perform its obligations under the Transaction Agreements to which it is a party without material delay, or to consummate the Transactions under such Transaction Agreements. Notwithstanding anything to the contrary, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (a) any changes in (i) the United States or foreign economies or securities or financial markets in general in any country where the applicable Person’s business is conducted; (ii) interest rates or currency exchange rates or (iii) trade agreements, tariffs, anti-dumping actions or other trade actions; (b) the effect of any change that generally affects any industry in which the Acquired Companies or Parent and its Subsidiaries, as applicable, operate; (c) the effect of any action taken by Parent or its Subsidiaries with respect to the Transactions contemplated hereby; (d) the effect of any changes in applicable Laws or accounting rules; (e) the failure of the Company to meet any of its internal projections (it being understood that the cause or causes of any such failure may be deemed to constitute, in and of itself or themselves, or contribute to a Material Adverse Effect); (f) any effect resulting from the public announcement of this Agreement, except, with respect to clauses (a), (b) and (c), for any such change has or would reasonably be expected to have a disproportionate effect on the Company or Parent and their respective Subsidiaries, as applicable, taken as a whole, as compared to other companies operating in the same industries and countries in which such applicable parties operate; (g) the consummation of the Transactions; (h) consequences of any natural disaster, national or international political or social actions or conditions, the engagement of any country or foreign organization in hostilities or war (or the escalation thereof), whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, act of terrorism, epidemic, pandemic, virus or other disease outbreak (including COVID-19), state of emergency, public health crisis or other public health event, or any action taken or omitted to be taken by any Acquired Companies or any Affiliate thereof necessary or reasonably appropriate to ensure compliance with any related measures, any business continuity plans or other activities undertaken in connection with any of the foregoing, any material worsening or escalation of, and any collateral effects of, any of the foregoing; (i) any actions taken, or failures to take any action, in each case, to which Parent has consented; or (j) compliance by any Acquired Company with the terms of this Agreement or the breach of this Agreement by Parent or Merger Sub.

“Merger Consideration” means (i) the Cash Consideration plus (ii) the Consideration Warrants, plus (iii) the aggregate amount of Adjusted Cash Election Consideration.

“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.

“Occupational Safety and Health Act” means the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Order” means any order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies consistent with past practice prior to the Loan Agreement Date.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.

“Parent Common Stock Value” means, with respect to a share of Parent Common Stock payable as Stock Election Consideration hereunder, the volume weighted average price for shares of Parent Common Stock traded on the Nasdaq exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) during the 10 trading days immediately preceding the day on which the Trust exercises the Consideration Warrant for such share of Parent Common Stock.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Percentage Interest” means, with respect to any Holder, the percentage, rounded to four (4) decimal places, set forth opposite such Holder’s name on the Allocation Schedule (as may be revised by the Holders’ Representative pursuant to the provisions of Section 2.07 to reflect Holders who have elected the Stock Election), with respect to each Tranche, determined by dividing (i) the aggregate number of Deemed Trust Common Units held by such Holder, in the respective Tranche; by (ii) the aggregate number of Deemed Trust Common Units held by all Holders in the respective Tranche.

“PEO Plan” means a plan, program, policy or arrangement sponsored or maintained by a third party “professional employer organization.”

“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.

“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company; (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business; (iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business; or (v) with respect to Company Intellectual Property Rights, non-exclusive licenses entered into in the Ordinary Course of Business.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means, as applicable, (i) any and all information about an individual that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, and (ii) defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information,” “individually identifiable health information,” “protected health information,” or “PHI” under any applicable Information Privacy and Security Laws. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, taxpayer identification number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information. For avoidance of doubt, Personal Data does not include information that has been anonymized so that it is not “personal information” or “personal data” or “personally identifiable information” under applicable Information Privacy and Security Law.

“Personal Data Obligations” means the Company’s privacy policies as published on any Company websites or mobile applications (as applicable), Contracts that impose obligations on the Company relating to Personal Data, and any applicable Information Privacy and Security Laws, and applicable industry standards, regarding Collection and Use of Personal Data.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.

“Products and Services” means any product or service that any Acquired Company currently offers or sells. “Proprietary Software” means any Software that is owned by any Acquired Company.

“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.

“Real Property” means the real property owned, leased or subleased by the Acquired Companies, together with all buildings, structures and facilities located thereon.

“Recognized Lien” means that certain lien held by the Agent (as defined in the Senior Secured Loan Agreement) on the contract rights and intellectual property of the Company, which lien shall be subject to the Subordination Agreement.

“Reference Date” means January 1, 2020.

“Related Party” means (i) any current or former director (or nominee), or officer of any Acquired Company, (ii) any ten percent (10%) or greater Holder on a fully-diluted basis and (iii) any first-degree relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Second Tranche Holder Distribution Amount.”

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Account Control Agreement” means that certain securities account control agreement to be entered into among the Trust, the Trustee, and the Senior Secured Lender with respect to the Securities Account.

“Senior Secured Indebtedness” means all Obligations (as defined in the Senior Secured Loan Agreement) owing by the Trust to the Senior Secured Lender arising under the Senior Secured Loan Agreement.

“Senior Secured Lender” means WhiteHawk Capital Partners LP.

“Senior Secured Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of the date hereof, by and among the Trust, the Company, the lenders from time to time party thereto, WhiteHawk Capital Partners LP, in its capacity as Agent, and, as accommodation parties thereto, the Company and Parent, as amended, restated supplemented or otherwise modified from time to time.

“Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.00002 per share. “Series B Preferred Stock” means the Company’s Series B preferred stock, par value $0.00002 per share. “Series B-1 Preferred Stock” means the Company’s Series B-1 preferred stock, par value $0.00002 per share. “Series B-2 Preferred Stock” means the Company’s Series B-2 preferred stock, par value $0.00002 per share. “Series C Preferred Stock” means the Company’s Series C preferred stock, par value $0.00002 per share.

“Series C Prime Preferred Stock” means the Company’s Series C prime preferred stock, par value $0.00002 per share.

“Series C-1 Prime Preferred Stock” means the Company’s Series C-1 prime preferred stock, par value $0.00002 per share.

“Series D Preferred Stock” means the Company’s Series D preferred stock, par value $0.00002 per share. “Series D-1 Preferred Stock” means the Company’s Series D-1 preferred stock, par value $0.00002 per share.

“Series Seed Preferred Stock” means the Company’s series seed preferred stock, par value $0.00002 per share.

“Series Seed Prime Preferred Stock” means the Company’s series seed prime preferred stock, par value $0.00002 per share.

“Seventh Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Seventh Tranche Holder Distribution Amount.”

“Sixth Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Sixth Tranche Holder Distribution Amount.”

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.

“Source Code Materials” as it pertains to source code of any Software means: (i) the software, tools and materials utilized for the operation, development and maintenance of the Software; (ii) documentation describing the names, vendors and version numbers of (x) the development tools used to maintain or develop the Software and (y) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.

“Specified Indebtedness Amount” means the aggregate principal and interest in respect of the Specified Indebtedness, as set forth on Schedule 3.05(f).

“Subordination Agreement” means that certain subordination agreement, dated as of the date hereof, by and among Parent, Avenue Venture Opportunities Fund, L.P., in its capacity as administrative and collateral agent thereunder, and the creditors from time to time party thereto, as amended, restated supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), Medicare, employment, unemployment, disability, excise, unclaimed property or escheat, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any governmental entity, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, (iii) any Liability in connection with the filing of any Reports of Foreign Bank Financial Accounts (FBAR), and (iv) any Liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means, with respect to Taxes, any return, report, election, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the ordinary course of business the purpose of which is not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, Software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, and all documents and other materials recording any of the foregoing.

“Third Tranche Distribution Amount” means the amount in US dollars set forth in the Allocation Schedule under the heading titled “Third Tranche Holder Distribution Amount.”

“Tranche” refers to any of the First Tranche, the Second Tranche, the Third Tranche, the Fourth Tranche, the Fifth Tranche, the Sixth Tranche, the Seventh Tranche, or the Eighth Tranche.

“Transfer Agent” means VStock Transfer LLC, in its capacity as share registrar and transfer agent for Parent.

“Transaction Agreements” means this Agreement, the Consideration Warrants, the Trust Agreement, the Leak-Out Agreement, the Paying Agent Agreement, the Voting Agreements, the Warrant Termination Agreements, the Termination Agreements, the Senior Secured Loan Agreement, and the Subordination Agreement.

“Transactions” means any transaction or arrangement contemplated by this Agreement. “Triple Tree” means TTCP Fund I, L.P. or any of its affiliates.

“Voting Agreements” means voting agreements to be entered into with those Persons set forth on Schedule I attached hereto, substantially in the form attached hereto as Exhibit D.

1.02         Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“Agreement”	Preamble
“Allocation Schedule”	Section 3.21(a)
“Assets”	Section 3.13
“Balance Sheet Date”	Section 3.05(a)(i)
“Cashed Out Shares”	Section 2.06(c)(i)
“Certificate of Merger”	Section 2.01
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Collection Account”	Recitals
“Company”	Preamble
“Company Common Stock”	Section 1.01
“Company Option”	Section 2.09
“Company Registrations”	Section 3.15(c)
“Company Stockholder Consent”	Recitals
“Company Warrant”	Section 2.10
“Confidential Information”	Section 5.04
“Conflict”	Section 3.02(d)
“Consultant”	Section 3.01(b)
“Continuing Employee”	Section 5.04(a)(i)
“Current Consultant”	Section 3.01(b)
“Current Employee”	Section 3.01(b)
“Customer Contracts”	Section 3.18(a)

“D&O Tail”	Section 5.06(c)
“Deemed Common Stock Trust Common Unit”	Section 2.06(c)(ii)(L)
“Deemed Series A Trust Common Unit”	Section 2.06(c)(ii)(I)
“Deemed Series B Trust Common Unit”	Section 2.06(c)(ii)(F)
“Deemed Series C Prime Trust Common Unit”	Section 2.06(c)(ii)(C)
“Deemed Series C Trust Common Unit”	Section 2.06(c)(ii)(E)
“Deemed Series D Trust Common Unit”	Section 2.06(c)(ii)(A)
“Deemed Series Seed Prime Trust Common Unit”	Section 2.06(c)(ii)(J)
“Deemed Series Seed Trust Common Unit”	Section 2.06(c)(ii)(K)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.08
“E&O Tail”	Section 5.07
“Effective Time”	Section 2.01
“Employee”	Section 3.01(b)
“ERISA Affiliate”	Section 3.10(c)
“Expense Fund”	Section 6.02(g)
“Final Allocation Schedule”	Section 2.07(e)
“Financial Statements”	Section 3.05(a)(i)
“Holders’ Representative”	Preamble
“Interim Balance Sheet”	Section 3.05(a)(i)
“Interim Balance Sheet Date”	Section 3.05(a)(i)
“Leak-Out Agreement”	Recitals
“Lenders”	Section 2.17
“Letter of Transmittal and Election Form”	Section 2.07(a)
“Material Contract”	Section 3.12(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.10(c)
“Nominating Party”	Section 5.10
“Parent”	Preamble
“Parent Plan”	Section 5.04(a)(i)
“Parent’s SEC Documents”	Section 4.04(a)
“Parent Stockholder Approval”	Section 5.08(b)
“Parent Stockholder Meeting”	Section 5.08(b)
“Parties”	Preamble
“Paying Agent”	Section 2.13(a)
“Paying Agent Agreement”	Section 2.13.(a)
“Physical Company Stock Certificate”	Section 2.06(b)
“Proposal”	Section 5.08(b)
“Proxy Statement”	Section 5.08(d)
“Requesting Lender”	Section 5.08(d)
“Schedule 5.04(a)(iii) Recipients”)	Section 5.04(a)(iii)
“Securities Account”	Recitals
“Selling Agent”	Recitals
“Shrink Wrap Licenses”	Section 3.15(a)(i)
“Stock Election”	Section 2.06(c)(ii)
“Straddle Periods”	Section 5.03(a)
“Surviving Company”	Recitals
“Tax Claim”	Section 5.03(b)
“Title IV Plan”	Section 3.10(c)
“Top Supplier”	Section 3.18(b)
“Transfer Taxes”	Section 5.03(e)
“Twill Designee”	Section 5.10
“Warrant Termination Agreement”	Section 2.10

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit E (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company and a wholly owned Subsidiary of Parent.

2.02         Closing. The consummation of the Transactions (the “Closing”) shall take place electronically at 10:00 a.m. Eastern Time on the date hereof, or such other time as is mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.03         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, as a result of the Merger, (i) all the rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, (ii) all of the property, real and personal, including causes of action and every other asset of the Company and Merger Sub, shall vest in the Surviving Company without further act or deed, and (iii) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.04         Organization Documents of the Surviving Company.

(a)           Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company in the Merger shall be the name of the Company as of immediately prior to the Effective Time.

(b)           Bylaws. At the Effective Time, the bylaws of Merger Sub immediately prior to the Effective Time shall continue unchanged and be the bylaws of the Surviving Company immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

2.05         Management of the Surviving Company.

(a)           Board of Directors. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the effectiveness of the Merger, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.

(b)           Officers. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.

2.06         Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, the following shall occur:

(a)           Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b)           Cancellation and Surrender of Securities Held by the Company.

(i)            Any shares of Company Stock that are owned by the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Holders of certificates (whether physical or electronic) representing shares of Company Stock that were outstanding immediately prior to the Effective Time (including those shares of company Common Stock issued pursuant to the Warrant Termination Agreements (as defined herein)) shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Stock shall be made on such stock transfer books after the Effective Time.

(ii)           If, after the Effective Time, a valid physical certificate previously representing any of such shares of Company Stock (a “Physical Company Stock Certificate”) is presented to the Surviving Company or Parent in accordance with this Section 2.06, such Physical Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.06.

(c)            Allocable Merger Consideration. Each share of Company Stock (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time and those shares of Company Common Stock issued pursuant to the Warrant Termination Agreements (as defined herein) (other than (A) Shares owned by Parent or Merger Sub and (B) Dissenting Shares shall be converted into the right to receive the Allocable Merger Consideration as follows:

(i)            each

(A)            Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked (each, a “Cash Electing Share”);

(B)            Share held by a Holder who is not an Accredited Investor (each, a “Non-Accredited Share”); and

(C)            Non-Electing Share (together with the Cash Electing Shares and the Non-Accredited Shares, the “Cashed Out Shares”);

shall, subject to the terms and conditions of this Agreement, be converted into the right to receive an amount in cash, without interest, equal to the dollar value of the Adjusted Cash Election Consideration; and

(ii)           each Share with respect to which an election to receive a contingent right to a distribution of Consideration Warrant Shares, if any, from the Trust (a “Stock Election”) upon the exercise, or partial exercise, of any exercisable Consideration Warrant that remains unexercised, or partially unexercised, following the distribution or liquidation, as applicable, of all the Indebtedness Warrant Shares, all shares of Company Stock for which a Stock Election has been properly made and not revoked shall be converted to “Stock Election Consideration” as follows:

(A)            for each share of Series D Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series D Preferred Stock and Holders of shares of Series D-1 Preferred Stock making a Stock Election (a “Deemed Series D Trust Common Unit”);

(B)            for each share of Series D-1 Preferred Stock, 0.8500 Deemed Series D Trust Common Units;

(C)            for each share of Series C Prime Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series C Prime Preferred Stock and Holders of shares of Series C-1 Prime Preferred Stock making a Stock Election (a “Deemed Series  C Prime Trust Common Unit”);

(D)            for each share of Series C-1 Prime Preferred Stock, 0.8500 Deemed Series C Prime Trust Common Units;

(E)             for each share of Series C Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series C Preferred Stock making a Stock Election (a “Deemed Series C Trust Common Unit”);

(F)              for each share of Series B Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series B Preferred Stock, Holders of shares of Series B-1 Preferred Stock, and Holders of shares of Series B-2 Preferred Stock making a Stock Election (a “Deemed Series B Trust Common Unit”);

(G)            for each share of Series B-1 Preferred Stock, 0.7500 shares of Deemed Series B Trust Common Units;

(H)            for each share of Series B-2 Preferred Stock, 0.8500 shares of Deemed Series B Trust Common Units;

(I)              for each share of Series A Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series A Preferred Stock making a Stock Election (a “Deemed Series A Trust Common Unit”);

(J)             for each share of Series Seed Prime Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares Series Seed Prime Preferred Stock making a Stock Election (a “Deemed Series Seed Prime Trust Common Unit”);

(K)            for each share of Series Seed Preferred Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares of Series Seed Preferred Stock making a Stock Election (a “Deemed Series Seed Trust Common Unit”);

(L)             for each share of Company Common Stock, one (1) deemed unit of beneficial interest in the class of beneficial interests of the Trust held by the Holders of shares Company Common Stock making a Stock Election (a “Deemed Common Stock Trust Common Unit”);

and, upon a distribution, if any, from the Trust upon the exercise, or partial exercise, of any exercisable Consideration Warrant that remains unexercised, or partially unexercised, following the distribution or liquidation, as applicable, of all of the Indebtedness Warrant Shares, the holders of the Deemed Trust Common Units shall have the contingent right to receive, in accordance with the Distribution Priorities, Parent Common Stock equal to:

(A)            first, each holder of a Deemed Series D Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the First Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(B)            then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series C Prime Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Second Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(C)            then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series C Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Third Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(D)            then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series B Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Fourth Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(E)             then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series A Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Fifth Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(F)             then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series Seed Prime Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Sixth Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest;

(G)             then, if any shares remain available in the Allocable Parent Stock Pool, each holder of a Deemed Series Seed Trust Common Unit shall be entitled to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Allocable Parent Stock Pool equal to the result of (x) the Seventh Tranche Distribution Amount divided by (y) the Parent Common Stock Value multiplied by (z) such holder’s Percentage Interest; and

(H)            then, if any shares remain available in the Remaining Allocable Parent Stock Pool each holder of a Deemed Common Stock Trust Common Unit shall receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock from the Remaining Allocable Parent Stock Pool, the number of which equals the product of (1) the total number of shares of Parent Common Stock in the Remaining Allocable Parent Stock Pool multiplied by (2) such holder’s Percentage Interest.

2.07         Election Procedure.

(a)            Within three (3) Business Days following the Closing, the Paying Agent shall have mailed or electronically transmitted to each Holder a form of letter of transmittal and election form, substantially in the form attached hereto as Exhibit F (the “Letter of Transmittal and Election Form”), to be used by each Holder to make a Cash Election or a Stock Election.

(b)            In the event a Holder desires to make a Stock Election, the Holder shall complete the applicable section(s) of the Letter of Transmittal and Election Form, including, without limitation: (i) customary representations and warranties relating to an investment in shares of Parent Common Stock (including, as applicable, with the assistance of a “purchaser representative” for such purpose) to ensure that the contingent issuance of Parent Common Stock as contemplated by this Agreement qualifies for the exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder with the assumption that all Holders receiving any consideration in the form of Parent Common Stock hereunder qualify as Accredited Investors; and (ii) a release of the Company against certain claims as set forth therein, and return a properly executed Letter of Transmittal and Election Form to the Paying Agent on or prior to the Election Deadline.

(c)            In the event a Holder desires to make a Cash Election, the Holder shall complete the applicable section(s) of the Letter of Transmittal and Election Form, including, without limitation: (i) wire information for the Paying Agent to deliver such Holder’s Adjusted Cash Election Consideration; and (ii) a release of the Company against certain claims as set forth therein, and shall return a properly executed Letter of Transmittal and Election Form to the Paying Agent on or prior to the Election Deadline.

(d)            In the event that a Holder fails to make a Cash Election or a Stock Election with respect to any Shares held or beneficially owned by such Holder prior to the Election Deadline and in accordance with the instructions contained in the Letter of Transmittal and Election Form, or revokes a Cash Election or Stock Election and fails to make a subsequent Cash Election or Stock Election, then such Holder shall be deemed to have made a Cash Election with respect to those Shares (each such Share, a “Non-Electing Share”).

(e)            During the five (5) Business Days following the Election Deadline (the “Review Period”), the Paying Agent and the Holders’ Representative shall review the Letter of Transmittal and Election Forms submitted by the Holders and amend the Allocation Schedule (as amended, the “Final Allocation Schedule”) to set forth: (i) the name and address (or email address) of each Holder; (ii) the number and class of shares of Company Stock held by each Holder as of immediately prior to the Effective Time; (iii) the election (Cash Election or Stock Election) made by each Holder; (iv) the Adjusted Cash Election Consideration to be paid to each Holder making a Cash Election; (v) the priority of Stock Election Consideration proceeds to be distributed post-Closing amongst the Holders making a Stock Election, in each case, designated by Tranche and calculated in accordance with the Distribution Priorities and the terms of the Company’s Charter Documents; and (vi) the Percentage Interest for each Holder with respect to such Holder’s Shares of Company Stock.

(f)            No later than the final Business Day of the Review Period, the Holders’ Representative shall deliver to the Trustee and Parent the Final Allocation Schedule.

(g)            No later than three (3) Business Days following Parent’s receipt of the Final Allocation Schedule, Parent shall make, or cause to be made, a payment to the Paying Agent for further payment to the Cashed Out Holders in accordance with the Final Allocation Schedule in an amount equal to the total amount of Adjusted Cash Election Consideration to be received by the Cashed Out Holders pursuant to Section 2.06(c)(i); provided, however, that with respect to any Shares for which a properly completed Letter of Transmittal and Election Form has not been received by the Paying Agent, the Paying Agent shall withhold the applicable cash payment due with respect to such Shares and make such payment only promptly following such receipt by the Paying Agent.

2.08         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.06, any shares of Company Stock issued and outstanding, or deemed to be issued and outstanding, immediately prior to the Closing (other than shares of Company Stock cancelled and retired in accordance with Section 2.06(b)) and held by a holder who has not voted in favor or approved this Agreement or consented thereto in writing and who has properly exercised dissenters’ rights of such shares of Company Stock in accordance with the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the DGCL with respect to such shares of Company Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws, or loses such holder’s right to dissent pursuant to the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.06(c), without interest thereon. The Company shall provide Parent prompt written notice of any demands for payment of “fair value” (as such term is defined in the DGCL) received by the Company, any withdrawal of any such demand for payment and any other demand, notice, or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL with respect to the shares of Company Stock, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands for payment. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands for payment in respect of shares of Company Stock.

2.09         Treatment of Options. Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares, and any warrants issued by the Company pursuant to the Company Option Plan and set forth on Schedule 2.09 (collectively, the “Company Options”) shall be cancelled without any cash payment or any other consideration being made in respect thereof. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof.

2.10         Warrants. Notwithstanding warrants issued pursuant to the Company Option Plan which shall be cancelled pursuant to Section 2.09, the Company shall take all actions necessary to provide that at the Effective Time, each outstanding warrant to purchase or otherwise acquire shares of Company Common Stock (the “Company Warrants”) that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether vested or unvested, and as to which the holder thereof executes a Warrant Termination Agreement (the “Warrant Termination Agreement”) shall be cancelled in exchange for the issuance of Company Common Stock pursuant to the terms therein, and, for the avoidance of doubt, holders of such Company Common Stock shall be entitled to receive the Allocable Merger Consideration as set forth in Section 2.06.

2.11         Rights Cease to Exist. As of the Effective Time, all shares of Company Stock, and all options, and other securities convertible, exercisable or exchangeable for, or otherwise granting the right to acquire, Company Stock, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of any shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this ARTICLE II.

2.12         No Fractional Shares and Transfer of Shares. Notwithstanding any provision herein to the contrary (i) no fractional shares of Parent Common Stock shall be issued pursuant to this ARTICLE II (with the intended effect that any shares of Parent Common Stock issuable to a single Holder on a particular date shall be aggregated and then rounded to the nearest whole number); and (ii) no Holder may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).

2.13         Paying Agent; Submission of Letters of Transmittal.

(a)            Acquiom Financial LLC, or an Affiliate thereof, will act as paying agent hereunder (in such capacity, the “Paying Agent”) for the delivery of the Adjusted Cash Election Consideration for distribution to the Cashed Out Holders following the Closing pursuant to Section 2.06(c)(i) and in accordance with the Final Allocation Schedule. No later than three (3) Business Days following Parent’s receipt of the Final Allocation Schedule, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the Cashed Out Holders, the aggregate amount of the Adjusted Cash Election Consideration for distribution to the Cashed Out Holders pursuant to Section 2.06(c)(i) and Section 2.07. The Paying Agent will hold and distribute the cash payable to the Cashed Out Holders pursuant to the provisions of an paying agent agreement between Parent and the Paying Agent (the “Paying Agent Agreement”).

(b)            Upon delivery by each Holder to the Paying Agent of a Letter of Transmittal and Election Form, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), (i) each Holder who elected a Cash Election shall be entitled to receive in exchange therefor the consideration, if any, provided for in Section 2.06(c)(i) and (ii) each Holder who elected a Stock Election shall be entitled to receive in exchange therefor the consideration, if any, provided for in Section 2.06(c)(ii). If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the surrendered shares of Company Stock are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Stock surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each share of Company Stock shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this ARTICLE II.

(c)            Transfer Books; No Further Ownership Rights in Company Stock. The right to receive the applicable portion of the consideration provided for herein in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

2.14         Payments and Deliveries at the Closing.

(a)            At the Closing, Parent shall make, or cause to be made, the following payments, deposits, deliveries, or transmittals:

(i)            to the Senior Secured Lender, for partial satisfaction of the Senior Secured Indebtedness, the Cash Consideration by wire transfer of immediately available funds to an account specified by the Senior Secured Lender at least three (3) Business Days prior to the Closing; and

(ii)           to the Trust, for satisfaction of (A) the Senior Secured Indebtedness, (B) the other Specified Indebtedness, and (C) payment of the Stock Election Consideration, if any, the Consideration Warrants, duly executed by Parent.

(b)            Parent and or Merger Sub shall deliver, or cause to be delivered, as applicable, to the Company each of the following:

(i)            the Paying Agent Agreement, duly executed by the Parent;

(ii)           the Trust Agreement, duly executed by Parent;

(iii)          the Leak-Out Agreement, duly executed by Parent;

(iv)          the Voting Agreements;

(v)          documentation reasonably requested by the Company in connection with the Senior Secured Loan Agreement;

(vi)          the Senior Secured Loan Agreement, as an accommodation party thereto; and

(vii)         the Subordination Agreement, duly executed by Parent.

(c)            Parent shall deliver, or cause to be delivered, as applicable, to the Senior Secured Lender each of the following:

(i)            the Trust Agreement, duly executed by the Trustee;

(ii)           the Leak-Out Agreement, duly executed by the Trustee;

(iii)          the Voting Agreements, duly executed by Parent and the holders of Parent Common Stock party thereto;

(iv)          the Senior Secured Loan Agreement, the Deposit Account Control Agreement, and the Securities Account Control Agreement, in each case duly executed by the Trustee;

(v)           the Senior Secured Loan Agreement, duly executed by Parent, as an accommodation party thereto; and

(vi)          the Subordination Agreement, duly executed by Parent, the Senior Secured Lender, and Avenue Venture Opportunities Fund, L.P.; and

(vii)         the Cowen Letter Amendment, duly executed by Cowen, Parent, the Senior Secured Lender, and the Company.

(d)            At the Closing, the Company shall make, or cause to be made, to the payees thereof, the Company Transaction Expenses (other than the Cowen Fees) pursuant to the final invoices delivered by the Company’s service providers prior to Closing.

(e)            At the Closing, the Company shall deliver, or cause to be delivered to the Parent, each of the following as applicable:

(i)            the Certificate of Merger, duly executed by an officer of the Surviving Company;

(ii)           certificates of good standing with respect to each Acquired Company issued by the applicable Acquired Company’s jurisdiction of organization and the jurisdiction of the applicable Acquired Company’s principal place of business, dated not more than five (5) Business Days prior to the Closing Date;

(iii)          documentation reasonably requested by Parent in connection with the Senior Secured Loan Agreement;

(iv)          executed termination letters (the “Termination Letters”) in respect of all Company Debt (other than any indebtedness in connection with the Senior Secured Loan Agreement);

(v)          sufficient documentation providing for a release of all Liens arising with respect all Company Debt (other than the Recognized Lien);

(vi)          the written resignations of the directors and officers of each Acquired Company designated by Parent prior to the Closing Date, effective as of the Closing, in form and substance reasonably acceptable to the Parent;

(vii)         a certificate, validly executed by an officer of the Company, certifying as to the accuracy of the Distribution Priorities and the Allocation Schedule;

(viii)        FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company and (C) if required, an additional cover letter to indicate the reason for “late” filing under Revenue Procedure 2008-27;

(ix)           from each Holder, the Senior Secured Lender and the payees of the Specified Indebtedness Amount (but, if such person is a disregarded entity for U.S. federal income tax purposes, such Holder’s regarded tax owner), a duly completed and properly executed copy of the applicable Form W-9 or W-8;

(x)            the Paying Agent Agreement shall have been executed and delivered by the Paying Agent to Parent;

(xi)           written consents in form acceptable to Parent and duly executed by Holders representing not less than 90% of the Shares, pursuant to which, among other things, each Holder has approved this Agreement, the Merger and the other transactions and arrangements contemplated hereby;

(xii)          the Transaction Agreements (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Parent;

(xiii)         the Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of (i) immediately prior to the Closing, all outstanding Company Options, and (ii) immediately following the Closing, the Company Option Plan;

(xiv)         the Warrant Termination Agreements duly executed by the Company and the respective holder of each Company Warrant; and

(xv)         the Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of, or the cessation of participation in, each Company Plan intended to qualify under Section 401 of the Code.

2.15          No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Paying Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, so long as such delivery has been in accordance with such Law(s).

2.16          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Company, Merger Sub and the Paying Agent, or any of their respective representatives, shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE II or any other amount payable to any person pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under any applicable Tax Law, provided that prior to deducting or withholding any amount pursuant to this Section 2.16, Parent shall take commercially reasonable efforts to provide notice to the affected payee of its determination that such withholding is required by applicable Law and shall use commercially reasonable efforts to cooperate with the applicable payee to reduce or eliminate such withholding to the maximum extent permissible, in each case, unless such withholding relates to the failure of the Company to deliver the notice and certificate contemplated in and pursuant to Section 2.14(e)(viii). To the extent amounts are so deducted and withheld, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding were made.

2.17          Retirement of Specified Company Indebtedness. At the Effective Time, Parent shall pay to the Senior Secured Lender the Cash Consideration and issue to the Trust the Consideration Warrants to enable the Trust to satisfy that certain Company Debt as set forth in Section 3.05(f) of the Disclosure Schedule (the “Specified Indebtedness”) in accordance with the Termination Letters and the terms and provisions of the Trust Agreement; provided that the creditors holding such Specified Indebtedness, all of whom are identified in Section 3.05(f) of the Disclosure Schedule (collectively, the “Lenders”), shall have agreed, pursuant to the Termination Letters (or, in respect of the Senior Secured Loan Agreement, such other documentation acceptable to Parent and the Senior Secured Lender), to release the Company and Parent and its Affiliates from any further liability regarding such Company Debt upon the Senior Secured Lender’s receipt of the Cash Consideration and the Trust’s receipt of the Consideration Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and effect the Merger, with the understanding that Parent and Merger Sub are relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), the Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are set forth in the Disclosure Schedule (provided that the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement only to the extent it is reasonably apparent that such disclosure is applicable to such other sections and subsections), as of the Closing Date as follows:

3.01         Organizational Matters.

(a)            Valid Existence; Good Standing. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or licensed by it makes such licensing or qualification necessary, except where the failure to have such license or qualification would not reasonably be expected to result in a Company Material Adverse Effect.

(b)            Operations. Section 3.01(b) of the Disclosure Schedule lists each state and country in which any Acquired Company has any employee or officer (each a “Current Employee”) or has assets or leases Real Property. Current Employees, together with any former employees or officers of any Acquired Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 3.01(b) of the Disclosure Schedule also lists each state and country in which each Acquired Company has any individual consultant or independent contractor that is currently engaged and is actively providing services to such Acquired Company (each a “Current Consultant”) as of the Closing Date and any current director (who is not an Employee). Current Consultants, together with any director (who is not an Employee) of any Acquired Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”

(c)            Subsidiaries. Section 3.01(c) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company, the capitalization of each Subsidiary, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized. Other than as set forth on Section 3.01(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests in any Person that is not a Subsidiary of the Company. Except as set forth on Section 3.01(c) of the Disclosure Schedules, each Subsidiary is wholly-owned by the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has all requisite corporate or entity power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Subsidiary of the Company is in violation of its organizational documents in any material respect.

(d)            Corporate Documents. The Company has delivered or made available to Parent true and complete copies of the Charter Documents of the Company and each of its Subsidiaries, in each case as the same may have been amended from time to time. All such Charter Documents are unmodified and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of the applicable Charter Documents. The Company’s board of directors has not proposed or approved any amendment of any of the Charter Documents. The Company has delivered or made available to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of, or resolutions adopted by, the Holders, the board of directors and each committee of the board of directors of the Company held since the Reference Date.

(e)            Officers and Directors. Section 3.01(e) of the Disclosure Schedule lists all of the directors and officers of each Acquired Company.

3.02         Authority; Noncontravention; Voting Requirements.

(a)            Power and Authority. Subject to the effectiveness of the Company Stockholder Consent, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the Transactions (including the Merger).

(b)            Due Authorization of Agreement. The Company’s board of directors, at a meeting duly called and held pursuant to the DGCL or pursuant to an action by unanimous written consent adopted pursuant to the DGCL, has unanimously (i) approved and declared advisable and in the best interests of the Company and the Holders the Transaction Agreements and the Transactions (including the Merger) and (ii) recommended that the Holders adopt this Agreement and approve the Transactions (including the Merger). The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger) have been duly authorized by the Company’s board of directors and, this Agreement has been adopted by the affirmative vote or written consent of the Holders representing the requisite number of shares of Company Stock required under the DGCL and the Company’s Charter Documents. No other action on the part of the Company’s board of directors or the Holders necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger).

(c)            Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d)            No Conflict. Except as set forth in Section 3.02(d) of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (ii) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of any Acquired Company (any such event, a “Conflict”) under (x) any provision of any Charter Documents or any resolutions adopted by the board of directors or the stockholders of any Acquired Company, (y) any Material Contract, or (z) any Permit issued to any Acquired Company or any Order or Law applicable to any Acquired Company or any of its properties or assets (whether tangible or intangible). Following the Closing Date, each Acquired Company shall continue to be permitted to exercise all of its rights under all Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Acquired Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions contemplated by this Agreement not occurred.

3.03         Capitalization.

(a)            Authorized and Issued Securities. The authorized capital stock of the Company consists of 73,628,403 shares of Company Common Stock and 43,928,226 shares of Company Preferred Stock. The capitalization of the Company is as follows: (i) 5,766,253 shares of Company Common Stock are issued and outstanding, (ii) (A) 2,368,076 shares of Series Seed Preferred Stock of the Company are issued and outstanding, (B) 2,923,864 shares of Series Seed Prime Preferred Stock of the Company are issued and outstanding, (C) 2,908,198 shares of Series A Preferred Stock of the Company are issued and outstanding, (D) 4,405,778 shares of Series B Preferred Stock of the Company are issued and outstanding, (E) 7,406,308 shares of Series B-1 Preferred Stock of the Company are issued and outstanding, (F) 1,001,810 shares of Series B-2 Preferred Stock of the Company are issued and outstanding, and (G) 1,298,504 shares of Series Seed C-1 Preferred Stock of the Company are issued and outstanding, (H) 4,110,975 shares of Series C Preferred Stock of the Company are issued and outstanding, (I) 3,853,394 shares of Series C Prime Preferred Stock of the Company are issued and outstanding, (J) 594,453 shares of Series D-1 Preferred Stock of the Company are issued and outstanding, (K) 3,683,415 shares of Series D Preferred Stock of the Company are issued and outstanding, (iii) no shares of Company Stock are held by the Company in its treasury, (iv) 13,695,300 shares of Company Stock are subject to outstanding options under the Company Option Plan, (v)            (A) 4,884,533 shares of the Company Stock are subject to outstanding warrants exercisable for Company Stock, ( ) no outstanding options have been issued outside the Company Option Plan, and (vii) a sufficient number of Company Stock is available for issuance upon exercise or conversion of all outstanding Company Options and Company Warrants. Except as set forth in Section 3.03(a) of the Disclosure Schedule, there are no shares of Company Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Stock.

(b)            Ownership of Stock and Company Options. Section 3.03(b) of the Disclosure Schedule sets forth a complete and accurate list of each of (i) the record holders of each class or series of the Company Stock and the number of shares of each such class or series of Company Stock held by each Holder as of the Closing Date and the number of shares or other securities into which such Company Stock is convertible, listed by class and series, (ii) all Company Options and the Company Optionholders thereof as well as the exercise prices, dates of grant, type of option (nonqualified or intended to qualify as an “incentive stock option” under the Code), and numbers of shares of Company Stock for which such Company Options are exercisable by each such Company Optionholder as of the Closing Date, (iii) all Company Warrants and the holders thereof, as well as the exercise prices, dates of grant, vesting period, and numbers of shares of Company Stock for which such Company Warrants are exercisable by each such holder as of the Closing Date, and (iv) all Convertible Notes and the holders thereof as well as the shares of Company Stock issuable in full satisfaction thereof. All issued and outstanding shares of Company Stock are owned of record and beneficially as set forth in Section 3.03(b) of the Disclosure Schedule.

(c)            Valid Issuance; No Preemptive or Other Rights.

(i)            All issued and outstanding shares of Company Stock (x) are, and all shares of Company Stock that may be issued pursuant to the exercise of Company Options and Company Warrants and the exercise or conversion of outstanding Convertible Notes shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company’s Charter Documents, or any Contract to which the Company is a party or by which it is bound, and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Except as set forth on Section 3.03(c) of the Disclosure Schedule, each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date, as determined by the Company’s board of directors in accordance with Section 409A of the Code. Except as set forth on Section 3.03(c) of the Disclosure Schedule, the Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.

(ii)           The rights, preferences and privileges of the Company Stock are as set forth in the Company’s Charter Documents. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Stock, voting securities or equity interests) of the Company. Upon the Closing, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(iii)          True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered or made available to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided or made available to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments in any material respect.

3.04         No Consents or Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, filings with, or notices to any Governmental Authority are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, and the consummation of the Transactions (including the Merger).

3.05          Financial Matters.

(a)            Financial Statements.

(i)             Prior to the Closing Date, the Company has delivered or made available to Parent true and complete copies of the following consolidated financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (x) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2022 (December 31, 2022, the “Balance Sheet Date”); and (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the eleven-month period ended November 30, 2023 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).

(ii)            The books and records of the Company and its Subsidiaries have been and are being maintained in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.

(b)            Fair Presentation. The Financial Statements were prepared on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company and its Subsidiaries for such periods, and were derived from and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate).

(c)            No Undisclosed Liabilities. No Acquired Company has any Liabilities, other than Liabilities (a) set forth or reflected on the Financial Statements provided in accordance with Section 3.05(a)(i), (b) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date or (c) as set forth on the Twill Cash Management Forecast as annexed to Section 3.05(c) of the Disclosure Schedule. Any Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date or set forth on the Twill Cash Management Forecast as annexed to Section 3.05(c) of the Disclosure Schedule, individually and in the aggregate, are not material to the Company.

(d)            Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to any Acquired Company.

(e)            Bank Accounts. Section 3.05(e) of the Disclosure Schedule sets forth an accurate list (account type, name and address) of each bank and other financial institution in which any Acquired Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. Except as set forth on Section 3.05(e) of the Disclosure Schedule, all cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

(f)             Company Debt. Except as set forth in Section 3.05(f) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 3.05(f) of the Disclosure Schedule accurately sets forth the name of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured. Except with respect to the Specified Indebtedness, no Acquired Company is in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of such Acquired Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided or made available to Parent. All Company Debt shall be discharged effective immediately prior to the Closing in accordance with the Termination Letters, except as set forth in the Senior Secured Loan Agreement.

3.06          Absence of Certain Changes or Events. Except as set forth on Section 3.06 of the Disclosure Schedule and since the Interim Balance Sheet Date, (i) there has not been a Company Material Adverse Effect and (ii) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of any Acquired Company that adversely affects the use thereof. Except as set forth on Section 3.06 of the Disclosure Schedule and since the Interim Balance Sheet Date, no Acquired Company has taken any of the following actions:

(a)            issued, sold, granted, disposed of, amended any term of, granted registration rights with respect to, pledged or otherwise encumbered any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests;

(b)            other than as contemplated by the terms of this Agreement, amended (including by reducing an exercise price or extending a term) or waived any of its rights under, or accelerated the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c)            other than as contemplated by the terms of this Agreement, redeemed, purchased or otherwise acquired or cancelled any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;

(d)            declared, set aside funds for the payment of or paid any dividend on, or made any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Holders in their capacity as stockholders of the Company;

(e)            split, combined, subdivided, reclassified or taken any similar action with respect to any shares of the Company’s capital stock;

(f)             formed any Subsidiary;

(g)            incurred, guaranteed, issued, sold, repurchased, prepaid or assumed any (i) Company Debt, or issued or sold any options, warrants, calls or other rights to acquire any debt securities of any Acquired Company; (ii) obligations of any Acquired Company issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of any Acquired Company; (iv) obligations of any Acquired Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of any Acquired Company for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which an Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

(h)            sold, transferred, leased, licensed, mortgaged, encumbered, or otherwise disposed of subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets;

(i)             made any capital expenditures in excess of $50,000;

(j)             acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;

(k)            made any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $10,000);

(l)             with respect to Contracts, (i) entered into, adopted, terminated, modified, renewed or amended (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Closing Date) other than in the Ordinary Course of Business, (ii) entered into or extend the term or scope of any Contract that purports to restrict the Company, or any current or future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (iii) entered into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) released any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;

(m)           (i) hired or terminated any employees, except for the termination of any employee for legitimate business purposes, (ii) materially increased the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (iii) granted any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant, except as required by the terms of this Agreement, (iv) increased the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by the terms of this Agreement, applicable Law or by the terms of any Company Plan, (v) entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by the terms of this Agreement, applicable Law from time to time in effect or by the terms of any Company Plan or (vi) entered into any transactions pursuant to which any Related Party purchases any services, products or technology from, or sells or furnishes any services, products or technology to, the Company;

(n)            made, changed, or revoked any material election concerning Taxes or Tax Returns, filed any amended Tax Return or any Tax Return inconsistent with past practice, entered into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settled any Tax Claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrendered any right to claim a refund of Taxes, requested any Tax ruling or agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

(o)            made any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;

(p)            amended the Charter Documents of any Acquired Company;

(q)            adopted a plan or agreement for or carried out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;

(r)             paid, repurchased, prepaid, discharged, settled or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in any one instance or $100,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Interim Balance Sheet;

(s)            initiated, settled, agreed to settle, waived or compromised any Action that results in payment by the Company in excess of $50,000;

(t)             accelerated, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;

(u)            accelerated or deferred the construction of any premises;

(v)            accelerated or deferred the purchase of fixtures, equipment, leasehold improvements or other capital expenditures;

(w)           granted or agreed to grant any license to any of the Company’s Intellectual Property Rights other than non-exclusive licenses granted in the Ordinary Course of Business;

(x)            hired, appointed or, except as required by the terms of this Agreement, terminate any director or officer of the Company (other than a termination for cause);

(y)           entered into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property; or

(z)            obligated the Company to take any of the foregoing actions.

3.07          Legal Proceedings. Except as set forth on Section 3.07 of the Disclosure Schedule, since the

Reference Date, there have not been and there are no pending Actions, and, and to the Knowledge of the Company, there are no Actions threatened in writing, in either case, by or against the any Acquired Company, its properties or assets or any of such Acquired Company’s officers or directors in their capacities as such.

3.08          Compliance with Laws; Permits.

(a)            Each Acquired Company is and has at all times been in compliance in all material respects with all Health Care Laws and Information Privacy and Security Laws and has been in material compliance with all other Laws, in each case applicable to such Acquired Company or any of its assets, business or operations; provided, however, for the avoidance of doubt, Laws applicable to any Acquired Company or any of its assets, business or operations means those Laws that apply to such Acquired Company based on its operations as of a particular date with respect to which compliance would be required. Each Acquired Company holds all Permits necessary to conduct its business and operate its assets in all material respects, and all such Permits are in full force and effect. Each Acquired Company is and has always been in material compliance with the terms of all Permits necessary to conduct its business and to lease and operate its properties and facilities. Section 3.08(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Acquired Companies. No Acquired Company has received notice from any Governmental Authority claiming or alleging that such Acquired Company was not in compliance with all Laws applicable to such Acquired Company or its business or operations; no Acquired Company has received in writing a notice of assessment of any penalty with respect to any alleged failure by such Acquired Company to have or comply with any Permit.

(b)            No Acquired Company, or, to the Company’s Knowledge, any of its officers, directors, Employees, Consultants or agents, has, in the operating of such Acquired Company’s business, engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.

(c)            No Acquired Company, or, to the Company’s Knowledge, any of its directors, officers, Employees, Consultants, or agents, in their capacity as officers, directors, Employees, Consultants or agents of such Acquired Company, has, directly or indirectly given any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.

(d)            No Acquired Company or any of its Employees, or, to the Company’s Knowledge, any of its Consultants, agents or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.

(e)            Each Acquired Company has the necessary agreements with all of such Acquired Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA. Each Acquired Company has at all times complied in all material respects with all rules, policies, and procedures established by such Acquired Company from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of PHI created, used, disclosed, or stored in the course of the operations of such Acquired Company. No Actions have been asserted or, to the Knowledge of the Company, threatened in writing against any Acquired Company by any person alleging that the creation, use, disclosure, or storage of such person’s PHI by such Acquired Company violates any applicable Information Privacy and Security Laws.

(f)             Each Acquired Company maintains and has implemented security policies and procedures as required by applicable Information Privacy and Security Laws designed to protect PHI Collected and Used by the Acquired Company against loss and unauthorized access, use, modification, disclosure and other misuse. There has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no successful “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI.

(g)            None of the representations and warranties contained in this Section 3.08 shall be deemed to relate to environmental matters (which are governed by Section 3.11), employee or employee benefits matters (which are governed by Section 3.10), or tax matters (which are governed by Section 3.09).

3.09          Taxes.

(a)            Each Acquired Company has timely paid all income and other material Taxes required to be paid by such Acquired Company, whether or not shown on any Tax Return other than Taxes that are not yet due and payable. The accrued but unpaid Taxes of the Company, as of the Interim Balance Sheet Date, do not exceed the Tax Liability accrued on the Interim Balance Sheet. Since the Interim Balance Sheet Date, no Acquired Company has incurred any material Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than liens described in clause (i) of “Permitted Liens”) upon any of the assets or equity of any Acquired Company. No Acquired Company is subject to any currently effective waiver of any statute of limitations in respect of Taxes and has not agreed to any currently effective extension of time with respect to a Tax assessment or deficiency and no request has been made by any governmental entity for any such extension or waiver.

(b)            Each Acquired Company has timely filed, taking into account any extensions granted to such Acquired Company, all income and other material Tax Returns that are required to have been filed by or with respect to such Acquired Company. All Tax Returns filed by the Acquired Companies were, when filed, true, correct and complete and where prepared in all material respects in compliance with all applicable Tax Laws. No Acquired Company is the beneficiary of any currently effective extension of time within which to file any Tax Return not yet filed as of the Closing Date. Within the past five (5) years, no claim has been made by any Taxing Authority with respect to an Acquired Company in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved. Each Acquired Company uses the accrual method of accounting for Tax purposes.

(c)            Each Acquired Company has withheld and paid all income and other material Taxes required to have been withheld and paid by it in connection with amounts paid or owing by such Acquired Company to any Employee, Consultant, creditor, stockholder or other third party. The Company has complied with all information reporting and backup withholding provisions of applicable Laws in all material respects.

(d)            No deficiencies for any Taxes have been proposed or assessed against or with respect to any Taxes due by, or Tax Returns of, any Acquired Company, which deficiencies have not been finally resolved, and no Acquired Company has received written notice of any audit, assessment, dispute or claim concerning any Tax Liability of such Acquired Company, which audit, assessment, dispute or claim has not been finally resolved.

(e)            No Acquired Company (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated, joint, unitary, combined or similar income Tax Return nor (ii) has Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by application of law, pursuant to a Tax Sharing Agreement or otherwise. None of the Acquired Companies is, nor has such Acquired Company been, a party to, or bound by, or has any obligation or Liability under, any Contract with any third party relating to indemnification for Taxes or allocating or sharing the payment of, or Liability for, Taxes.

(f)             No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            No Acquired Company has made any payments, is obligated to make any payments and is a party to any agreement, including this Agreement, that under certain circumstances could reasonably be expected to obligate it to make any payments to any “disqualified individual” within the meaning of Section 280G of the Code that shall not be fully deductible under Section 280G of the Code. Neither the Company nor any Subsidiary has or has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(h)            No Acquired Company shall be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by such Acquired Company prior to the Closing, including but not limited to any adjustments pursuant to Section 481(a) of the Code ; (ii) closing agreement described in Code Section 7121 (or any comparable provision of applicable state, local or non-U.S. Law) entered into by such Acquired Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by such Acquired Company prior to the Closing; (iv) prepaid amounts received or paid by such Acquired Company outside of the Ordinary Course of Business prior to the Closing or any election, if applicable, under Section 108(i) of the Code, which is made prior to Closing;(v) election pursuant to Section 965(h) of the Code; or (vi) Sections 951, 951A or 965 of the Code or any comparable provision of any state, local or non-U.S. Tax Legal Requirement with respect to income received or realized in a Pre-Closing Tax Period. As of the Closing Date, no Acquired Company will hold assets which constitute U.S. property within the meaning of Section 956 of the Code. Since the Reference Date, no Acquired Company has distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             The Company has delivered or made available to Parent correct and complete copies of all federal and state income Tax Returns filed since the Reference Date and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by each Acquired Company with respect to income and other material Taxes for all taxable periods ending on or after the Reference Date. No Acquired Company has requested or received any ruling or similar guidance with respect to Taxes from any governmental entity.

(j)             Section 3.09(j) of the Disclosure Schedule lists each Acquired Company that is treated as a “controlled foreign corporation” as defined in Section 957 of the Code. None of the Acquired Companies is (i) a “passive foreign investment company” as defined in Section 1297 of the Code, (ii) treated as a United States person under Section 897(i) of the Code, or (iii) a “surrogate foreign corporation” or a “domestic corporation” within the meaning of Section 7874 of the Code.

(k)            None of the Acquired Companies is a party to any joint venture, partnership, other arrangement or Contract that would reasonably be expected to be treated as a partnership for federal income Tax purposes.

(l)             No Acquired Company has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(m)           Within the last five (5) years, no Acquired Company has (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.

(n)            None of the Acquired Companies has been engaged in a trade or business, had a permanent establishment, been resident for Tax purposes or otherwise been subject to taxation in any country other than the country of its formation.

(o)            Each Acquired Company has complied in all material respects with the transfer pricing provisions of all applicable Laws, including the documentation, retention and filing requirements thereof. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by each Acquired Company are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code or Section 85A of the Income Tax Ordinance.

(p)            None of the Acquired Companies has claimed any Tax credit or other Tax benefit or has deferred any Tax pursuant to any program undertaken by any Governmental Authority in response to the COVID-19.

(q)            Each Acquired Company has at all times since its formation been properly classified as a corporation for U.S. federal (and applicable U.S. state and local) Tax purposes, and none of the Acquired Companies has ever filed an Internal Revenue Service Form 8832 (Entity Classification Election) with the U.S. Internal Revenue Service.

(r)             The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any unvested securities or other property issued by any Acquired Company to any of its respective service providers.

(s)            Each Acquired Company has properly classified its independent contractors and/or employees for Tax purposes and complied with the necessary employment withholding tax liabilities.

(t)             [Reserved].

(u)            With respect to all sales and use Taxes collected by any Acquired Company: (i) in jurisdictions where any Acquired Company is registered for sales or use Tax purposes, each Acquired Company has properly remitted all sales and use Taxes collected in such jurisdictions to the applicable state Taxing Authority; and (ii) in jurisdictions where no Acquired Company is registered for sales or use Tax purposes, each Acquired Company has returned all sales or use Taxes collected from each Person located in such jurisdictions to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales or use Taxes to the unclaimed property office of such jurisdictions). No Acquired Company holds any amounts collected as sales or use Taxes from any Person. The Company and its Israeli tax resident Subsidiaries (if any): (A) have been duly registered for the purpose of value added Tax, as defined in the law concerning value added taxes in Israel, and are taxable persons; (B) have complied, in all material respects, with all statutory requirements, Orders, provisions, directives or conditions concerning value added taxes or sales tax or indirect taxation; (C) have not been required by the relevant authorities of customs and excise to give security; (D) have collected and timely remitted to the relevant Taxing Authority all output value added tax which they were required to collect and remit under any applicable legal requirements; (E) have not made any exempt transactions (as defined in the Israeli Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by it; and (F) have not received a refund for input value added tax for which they are not entitled under any applicable legal requirement. None of the Company’s Subsidiaries has ever been, and currently is not, required to effect Israeli VAT registration.

(v)            No Acquired Company is a party to any gain recognition agreement under Section 367 of the Code.

(w)           No Acquired Company has made a “domestic use election” pursuant to Treasury Regulation Section 1.1503(d)-6 or will have recapture under the dual consolidated loss provisions of U.S. federal, state, local or non-U.S. Legal Requirements after Closing by reason of any such losses incurred prior to Closing.

3.10          Employee Benefits and Labor Matters.

(a)            Plans and Arrangements. Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.

(b)            Plan Documents. With respect to each material Company Plan, the Company has delivered or made available to Parent with respect to each Company Plan that is not a PEO Plan and to the extent the following documents with respect to a Company Plan that is a PEO Plan have been provided to the Company, to the extent applicable (i) a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof; (ii) any Contracts or agreements (including service contracts or documents governing the investment and management of the plan or the assets thereof), trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (iii) the results of the non-discrimination testing since the Reference Date; (iv) Forms 5500 and all schedules thereto since the Reference Date; (v) the most recent actuarial report, if any; (vi) the most recent IRS determination or opinion letter; (vii) since the Reference Date, all material correspondence issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority, other than routine reports, returns or other filings; (viii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; (ix) written descriptions of all non-written material Company Plans; and (x) written communications to employees to the extent and substance of the Company Plans described therein differ materially from the other documentation furnished under this clause.

(c)            ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other Acquired Company or other trade or business (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code or 4001(a)(14) or 4001(b)(1) of ERISA, in each case whether or not such Person is engaged in a trade or business (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code. No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA (other than a multiple employer welfare arrangement sponsored or maintained by a PEO). Neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither the Company nor any ERISA Affiliate nor to the Company’s Knowledge, any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has, engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject the Company or any ERISA Affiliate (or any Employee) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(d)           Status of Plans. Company Plans other than PEO Plans, and to the Company’s Knowledge, Company Plans that are PEO Plans, intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are subject to a currently effective determination letter, or opinion letter on which the Company or applicable Subsidiary that is the plan sponsor is entitled to rely. With respect to each the Company Plan other than a PEO Plan and, to the Company’s Knowledge, each Company Plan that is a PEO Plan, (i) nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of its qualification or exemption; and no event has occurred and no condition exists with respect to any Company Plan that would subject the Company to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan that is not a PEO Plan and, to the Company’s Knowledge, with respect to each PEO Plan, in each case with respect to which a Form 5500 has been filed, to the Company’s Knowledge, no adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary. Each Company Plan (excluding a PEO Plan and/or any “cafeteria plan” within the meaning of Section 125 of the Code) providing medical, dental, vision, and prescription benefits, life insurance, accidental death and dismemberment, and long-term disability coverage is fully-insured and not self-insured. The Company and its ERISA Affiliates have offered their full-time employees minimum essential coverage that is affordable and provides minimum value to the extent required to avoid a penalty under Code Section 6055 and 6056, to the extent applicable.

(e)            Contributions to Plans. All contributions required to have been made under any of the Company Plans other than PEO Plans, and to the Company’s Knowledge, the Company Plans that are PEO Plans, or by Law have been timely made. There are no material unfunded liabilities or benefits under any Company Plans other than PEO Plans and, to the Company’s Knowledge, PEO Plans, that are not reflected in the Financial Statements.

(f)             Conformity with Laws. All Company Plans other than PEO Plans, and to the Company’s Knowledge, Company Plans that are PEO Plans have been established, operated and maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions or, to the Knowledge of the Company, threatened, arising from or relating to the Company Plans (other than routine benefit claims) and no Company Plan has within the three (3) years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority. With respect to each Company Plan that is not a PEO Plan, and to the Company’s Knowledge with respect to each Company Plan that is a PEO Plan, no event has occurred that will or could reasonably be expected to give rise to disqualification of any such Company Plan or a tax under Section 511 of the Code. There are no applications pending with respect to the Company Plans other than PEO Plans, and to the Company’s Knowledge, Company Plans that are PEO Plans, with the IRS, the DOL or any other Governmental Authority. The Company and its ERISA Affiliates have satisfied in all material respects obligations applicable under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Section 3.10(f) of the Disclosure Schedule lists, to the Knowledge of the Company, each individual who, as of the Closing Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period. Other than pursuant to the provisions of COBRA, or any equivalent state statute, neither the Company nor any ERISA Affiliate maintains any Company Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company or any of its ERISA Affiliates.

(g)            Leased Employees. No Acquired Company has any Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) or has any liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.

(h)            Employment Matters.

( )            Section 3.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the Closing Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by an Acquired Company, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, and each such Current Employee’s or such Current Consultant’s current status (as to full time or part time, exempt or nonexempt and temporary or leave status and as to classification as an employee, consultant or independent contractor). Other than as fully reflected or specifically reserved against in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement or set forth in Section 3.10(h)(i) of the Disclosure Schedule), no Acquired Company has paid or contractually promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered or made available to Parent a true and complete copy of the employee handbook for each Acquired Company, if any, and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.

(ii)            To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of officer or executive has disclosed any plans to terminate his, her or their employment or other relationship with any Acquired Company.

(iii)           Each Acquired Company has a USCIS Form I-9 that, to the Company’s Knowledge, is validly and properly completed in accordance with applicable Law for each Employee with respect to whom such form is required by applicable Law. Each Acquired Company has complied in all material respects with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers. If applicable, each Acquired Company has complied in all material respects with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.

(iv)           Except as set forth in Section 3.10(h)(iv) of the Disclosure Schedule:

(A)           since the Reference Date: (x) each Acquired Company has paid or made provision for payment of all salaries and wages, which became payable by such Acquired Company to any Employees prior to the Closing Date and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act of 1963, the National Labor Relations Act of 1935, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans’ Reemployment Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act and any and all similar applicable state and local Laws; and (y) such Acquired Company has not been engaged in any unfair employment practice, as defined in the National Labor Relations Act of 1935 or other applicable Law;

(B)            since the Reference Date, no Acquired Company has received a notice, citation, complaint or charge asserting any violation or liability under the Occupational Safety and Health Act or any similar applicable Law regulating employee health and safety;

(C)            (u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the applicable Acquired Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on any Acquired Company with respect to any Current Employees; (w) to the Company’s Knowledge, since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, there has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;

(D)            since the Reference Date, no Acquired Company has received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by such Acquired Company, nor, to the Knowledge of the Company, has any such charge been threatened;

(E)             except as set forth on Section 3.10(h)(iv)(E), of the Disclosure Schedule (x) all Current Employees are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) each Acquired Company’s relationships with all individuals who act as Consultants to such Acquired Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;

(F)           since the Reference Date, no Acquired Company has effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Acquired Company; and

(G)           any individual performing services for an Acquired Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to such Acquired Company, has been correctly classified and is not a common law employee of such Acquired Company.

(v)           except as set forth on Section 3.10(h)(v) of the Disclosure Schedule, no Employee

has asserted any legal claims either orally or in writing to any Acquired Company concerning violations of any of the following Laws or regulations: labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(i)             Effect of Transaction. Except for the payment of the consideration under ARTICLE II or otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, including severance or other similar payments, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by any Acquired Company to any Employee or Consultant. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of the Transaction Agreements or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             Compliance with Section 409A of the Code. No Company Plan is a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code. To the Company’s Knowledge, all Company Options that have been granted to Employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

(k)            Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.

(l)             Plan Termination. Each Company Plan other than a PEO Plan, and to the Company’s Knowledge, each Company Plan that is a PEO Plan can be amended, terminated or otherwise prospectively discontinued in accordance with its terms, without Liability to the Company, Parent or any of their Affiliates (other than administrative expenses in connection therewith and benefits incurred under the terms of such Company Plan up to the effective date of any such amendment, termination or discontinuance). Except as required by Law, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability, other than ordinary administrative expenses.

3.11          Environmental Matters. Each Acquired Company is, and at all times has been, in compliance, in all material respects, with all applicable Environmental Laws. To the extent applicable, the Acquired Companies have obtained and maintained in force all material environmental permits necessary for the operation of their business and are in compliance in all material respects therewith. None of the Acquired Companies has received written notification from any Governmental Authority of any liability pursuant to Environmental Laws or of any asserted present or past failure to comply with any Environmental Laws, which failure has not been appropriately addressed. There are no events, conditions or circumstances that would reasonably be expected to result in material liability of the Acquired Companies pursuant to Environmental Laws.

3.12          Contracts.

(a)            Specified Material Contracts. Except as set forth in Section 3.12(a) of the Disclosure Schedule, no Acquired Company is a party to or has any obligations, rights or benefits under, and no assets or properties of any Acquired Company are bound by any:

(i)             Contracts that purport to limit, curtail or restrict the ability of any Acquired Company to conduct business in any geographic area or line of business or restrict the Persons with whom any Acquired Company or any of its future Subsidiaries or Affiliates may do business;

(ii)            Contracts: (x) with any Employee and any offer letters for employment or consulting with any Acquired Company, that (A) provide for anticipated annual compensation or other payments in excess of $50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;

(iii)           Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);

(iv)           Contracts with any present or former officer, director or stockholder of any Acquired Company, or any Affiliate of such officer, director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with such Acquired Company’s policy and practice;

(v)            Contracts under which any Acquired Company has advanced or loaned any money to any of the Employees or Affiliates of any Acquired Company where there is still an outstanding amount due to an Acquired Company under such Contract, other than advances or reimbursements for expenses consistent with Company policy and past practice (including, but not limited to, travel and entertainment);

(vi)           Contracts granting any power of attorney with respect to the affairs of any Acquired Company or otherwise conferring agency or other power or authority to bind such Acquired Company other than to officers and attorneys in the Ordinary Course of Business;

(vii)          Partnership or joint venture agreements;

(viii)         Contracts for the acquisition, sale or lease of material properties or material assets (including any ownership interest in any entity) other than in the Ordinary Course of Business;

(ix)            Contracts with a Governmental Authority;

(x)             Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by any Acquired Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by any Acquired Company, or any guarantees of the foregoing by third parties for the benefit of any Acquired Company;

(xi)           Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of any Acquired Company;

(xii)          Voting agreements or registration rights agreements relating to Company Stock to which the Company is a party;

(xiii)         Lease or rental Contracts relating to real or material personal property;

(xiv)         Contracts providing for indemnification by any Acquired Company other than (x) customary indemnities in such Contracts that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;

(xv)          Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);

(xvi)         Any Contracts to (x) provide services to any Person involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;

(xvii)        Contracts relating to capital expenditures and involving obligations after the Closing Date in excess of $50,000 and not cancelable without penalty;

(xviii)       Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(xix)          Contracts with any financial advisor, broker, finder or investment banker providing advisory services to the Company in connection with the Transactions; and

(xx)           Contracts to enter into or negotiate the entering into of any of the foregoing.

(b)            Documentation. The Company has delivered or made available to Parent (i) true and complete copies of each written Material Contract and (ii) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.

(c)            Status of Material Contracts. Each of the Contracts required to be listed in Section 3.12(a)  of the Disclosure Schedule, each of the IP Contracts, and each of the Customer Contracts (collectively, the “Material Contracts”) is valid and binding on the applicable Acquired Company and in full force and effect and is enforceable in accordance with its terms by the applicable Acquired Company, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. No Acquired Company is in breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by any Acquired Company or that would result in liability to any Acquired Company. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder. No Acquired Company has received notice of any termination or cancellation of any Material Contract. No Acquired Company has and, to the Knowledge of the Company, no other party to any Material Contract has repudiated in writing any provision of any Material Contract. No Acquired Company is disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing in writing, any provision of any Material Contract. None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by any Acquired Company under such Material Contract or any other term or provision thereof.

3.13          Assets: Title, Sufficiency, Condition. Except for the Liens set forth in Section 3.13 of the Disclosure Schedule, each Acquired Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its tangible assets, including those that are used in the conduct of its business or reflected in the Interim Balance Sheet as being owned by the Acquired Companies or acquired after the date thereof (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the business of the Acquired Companies as currently conducted. All of the tangible personal property other than the inventory (i) are in all material respects adequate and suitable for their present uses, (ii) in reasonably good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.

3.14          Real Property.

(a)            No Acquired Company owns any Real Property.

(b)            The Acquired Companies have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(c)            Section 3.14(c) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by an Acquired Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.15          Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.

(a)            Company Intellectual Property Rights and Company Technology.

(i)             The Company owns or has the right to use all Company Technology and all Company Intellectual Property Rights therein for all purposes necessary for or useful to the Business as presently conducted or as proposed to be conducted following the Closing. Except for the (x) Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts, (y) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms with annual, aggregate payments (including license, maintenance and support fees) not in excess of $20,000 (“Shrink Wrap Licenses”), and (z) Public Software disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. Except as noted in the preceding sentence, the Company exclusively owns all right, title, and interest in and to all Company Technology and all Company Intellectual Property Rights free and clear of all Liens other than with respect to the Permitted Liens. All Company Technology and Company Intellectual Property Rights owned by an Acquired Company or used in connection with the Business are fully transferable, alienable, or licensable (subject to non-exclusive licenses entered into in the Ordinary Course of Business) by the Acquired Companies without restriction and without payment of any kind to any Person.

( )             Except as disclosed by Section 3.15(a)(ii) of the Disclosure Schedule: (A) the Acquired Companies have maintained and protected all Proprietary Software (including all source code, system specifications, and Source Code Materials) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code or Source Code Materials of any Proprietary Software has been published, disclosed or delivered to any Person by the Acquired Companies (other than to any employee, consultant, contractor or agent of the Company); (B) no licenses or rights (including contingent rights) have been granted by any Acquired Company to any Person to access, use or distribute any source code or Source Code Materials of any Proprietary Software; (C) the Acquired Companies have complete and exclusive right, title and interest in and to all Proprietary Software except as to Public Software disclosed on Section 3.15(g) of the Disclosure Schedule that is included or made part of the Proprietary Software; (D) the Acquired Companies have developed the Proprietary Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees), in each case, who may claim ownership interests in the Proprietary Software or any portion thereof, and no such third party has claimed an ownership interest in the Proprietary Software or any portion thereof; (E) the Proprietary Software includes, without limitation, the current source code, Source Code Materials, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language, in each case, that was actually created, owned or used by the Acquired Companies for the development, maintenance and implementation thereof; and (F) there are no Contracts in effect with respect to the marketing or distribution of the Proprietary Software by any other Person.

(b)            Infringement. Neither (i) the operation of the Business, including as presently conducted, nor (ii) any of the Products and Services or Company Technology, or the design, development, manufacture, use, import, export, sale, licensing, or other exploitation of any Products and Services or Company Technology, has infringed upon, diluted, misappropriated or violated any Intellectual Property Rights of any Person. No Acquired Company has received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Business). To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time. There are no claims pending or, to the Company’s Knowledge, threatened against any Acquired Company challenging the ownership or right to use by any Acquired Company of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable, and, to the Company’s Knowledge, no valid basis exists for such a claim.

(c)            Scheduled IP. Section 3.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Acquired Companies (collectively, the “Company Registrations”). All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, cancelled or abandoned. Section 3.15(c) of the Disclosure Schedule also identifies all Proprietary Software and each trade name, unregistered trademark, service mark, and trade dress owned or exclusively licensed by the Acquired Companies that, in each case, is material to the Business of the Acquired Companies.

(d)            IP Contracts. Section 3.15(d) of the Disclosure Schedule identifies each Contract under which any Acquired Company uses or licenses from third parties Company Technology or Company Intellectual Property Rights that are material to the operation of the Business of the Acquired Companies as presently conducted (other than Shrink Wrap Licenses and Public Software, collectively “Inbound IP Contracts”) or under which any Acquired Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, no Acquired Company owes any royalties or other payments or otherwise has any liability to any Person for the use of any Intellectual Property Rights or Technology. The Acquired Companies have paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights or Technology provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by any Acquired Company within thirty (30) days following the Closing Date or otherwise become due as a result of, or attributable to, the Transactions contemplated herein.

(e)            Confidentiality and Invention Assignments. Each Acquired Company has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of its Confidential Information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its Confidential Information or trade secrets, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of any Acquired Company who (i) in the normal course of their duties are involved in the creation of any Company Technology that is incorporated in any Product and Service of any Acquired Company or (ii) have in fact created Company Technology that is incorporated in any Product and Service of any Acquired Company, have executed contracts that irrevocably assign to the applicable Acquired Company on a worldwide royalty-free basis all of such Persons’ respective rights, including all right, title and interest in and to all Intellectual Property Rights relating to such Product and Service. To the Knowledge of the Company, no Employee, Consultant or third party with access, or to whom Company has disclosed its Confidential Information or trade secrets, is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with any Acquired Company. All authors of any works of authorship incorporated in any product or service of any Acquired Company have waived their moral rights and have agreed to a covenant not to assert their moral rights with respect to such works of authorship.

(f)             Public Software. All use and distribution of Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies, or any Public Software, by or through the Acquired Companies is in compliance in all material respects with all Public Software Licenses applicable thereto, including all applicable copyright notice and attribution requirements. None of the Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies (including any software, middleware, firmware, products in development or testing thereof) constitutes, contains, or is dependent upon any Public Software, except as disclosed on Section 3.15(f) of the Disclosure Schedule, which: (i) identifies the Public Software License applicable thereto; (ii) identifies, where available, a URL at which the applicable Public Software is available and at which the applicable Public Software License is identified; (iii) describes the manner in which such Public Software was used; and (iv) states whether (and, if so, how) the Public Software was modified by or for the Acquired Companies. Except as disclosed on Section 3.15(f) of the Disclosure Schedule, the Proprietary Software has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Acquired Companies working on the development of the Acquired Companies’ software, firmware or middleware for the benefit of the Acquired Companies and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as standalone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent. Except as disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology, Proprietary Software, nor any Product and Service of the Acquired Companies is subject to any IP Contract or other contractual obligation that would (i) require any Acquired Company to publicly divulge any source code or trade secret that is part of the Company Technology, or (ii) allow others to copy, modify, or redistribute any Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies.

(g)            Privacy and Data Security.

(i)             The Collection and Use by the Acquired Companies of any Personal Data is, and has been at all times since the Reference Date, in compliance with all applicable Information Privacy and Security Laws and all of the Company’s Personal Data Obligations. Each Acquired Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by such Acquired Company.

(ii)            Each Acquired Company maintains, and has maintained at all times since the Reference Date, commercially reasonable policies and procedures and administrative, technical and physical safeguards that are commercially reasonable and designed to protect the Personal Data that is Collected and Used by the Acquired Company and the operation, integrity, and security of its Information Systems involved in the Collection and Use of Personal Data, and, in any event, in compliance with all applicable Information and Privacy and Security Laws and all Contracts to which such Acquired Company is bound that impose obligations on such Acquired Company relating to Personal Data. Each Acquired Company has complied at all times in all material respects with the terms of all Contracts to which such Acquired Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the Collection and Use of Personal Data).

(iii)           At any time since the Reference Date, (i) there has not been any actual, alleged or suspected breach of security of any Personal Data in the possession or control of any Acquired Company that (x) resulted in or that would reasonably be expected to result in any material disruption to the conduct of the Acquired Company’s Business, (y) resulted in or presented a material risk of unauthorized access to or disclosure, use, corruption, destruction or loss of any such Personal Data, or (z) would have required notice to any third Person (including any governmental entity or parties to any Contract) under any applicable Information Privacy and Security Laws, and (ii) no written notice has been provided to any Acquired Company by a third party vendor or any other Person (including any Governmental Authority) relating to any actual, alleged or suspected security breach relating to Personal Data Collected and Used by or on behalf of any Acquired Company. No Person (including any Governmental Authority) has commenced or, to the Company’s Knowledge, threatened, any Action alleging that the Collection and Use of Personal Data by or on behalf of any Acquired Company violated any applicable Information Privacy and Data Security Laws, and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(iv)           Each Acquired Company has taken all commercially reasonable steps to limit access to Personal Data that is Collected and Used by such Acquired Company to: (x) those personnel and third-party vendors providing services to or on behalf of such Acquired Company who have a need to know such Personal Data in the execution of their duties to such Acquired Company; and (y) such other Persons permitted to access such Personal Data in accordance with the Acquired Companies’ Personal Data Obligations.

(h)            Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions (including the Merger) shall not adversely affect the ownership by any Acquired Company of any Company Technology or the legal right and ability of any Acquired Company to continue using the Company Technology in the operation of such Acquired Company’s business in any material respect on or after the Closing to the same extent as the Company Technology is used in the operation of the business prior to the Closing. The execution of the Transaction Agreements and the consummation of the transactions contemplated thereby: (i) comply with all applicable Information Privacy and Security Laws; (ii) do not and will not conflict with or result in a violation or breach of any Acquired Company’s Personal Data Obligations; and (iii) do not and will not require the consent of or notice to any Person concerning such Person’s Personal Data.

(i)             Information Systems. The Acquired Companies own, lease or license all Information Systems that are used in, or necessary for, the Business. Since the Reference Date, to the Company’s Knowledge, there have been no failures, breakdowns, outages or unavailability of such Information Systems (in each case, that have been material to the Business) and the DR Plans were not activated other than for testing purposes. On and after the Closing, the Information Systems shall be in the possession, custody or control of the Acquired Companies (subject to any applicable lease or license restrictions applicable to the Acquired Companies), along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing.

(j)             Disaster Recovery. The Company has delivered or made available to Parent a true and complete copy of the DR Plans. To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of the Acquired Companies to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of each Acquired Company that each Acquired Company is required to maintain pursuant to any Contract, internal policy or applicable Law.

3.16          Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Acquired Companies and all pending outstanding claims against such insurance policies. The Company has delivered or made available to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid, and the Acquired Companies are otherwise in compliance in all respects with the terms of such policies. No Acquired Company has failed to give proper notice of any claim under any such policy in a valid and timely fashion. No Acquired Company has received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Closing Date or at any time since the Reference Date.

3.17          Related Party/Affiliate Transactions. Except as disclosed in Section 3.17 of the Disclosure Schedule, there are no Liabilities of any Acquired Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. Except as disclosed in Section 3.17 of the Disclosure Schedule, no Related Party (i) has any interest in any property (real, personal or mixed, tangible or intangible) used by any Acquired Company in the conduct of its business, or (ii) has been party to any Contract with any Acquired Company. All transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or Technology to, any Acquired Company have been on an arm’s-length basis on terms no less favorable to such Acquired Company than would be available from an unaffiliated party.

3.18          Customers and Suppliers.

(a)            Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of each Contract with a customer of any Acquired Company (the “Customer Contracts”).

(b)            Section 3.18(b) of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of each Acquired Company (measured in terms of total expenses) attributable to each such Person (i) during the year ended December 31, 2022, and (ii) during the nine (9)-month period ended September 30, 2023 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Acquired Companies from each such Top Supplier during such period. Since the Interim Balance Sheet Date, no Top Supplier has threatened in writing to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or threatened in writing any Action against any Acquired Company.

3.19          Certain Business Practices. No Acquired Company or, to the Company’s Knowledge, any Employee or agent acting on behalf of any Acquired Company, has (i) used any Acquired Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) knowingly made any other unlawful payment of a type similar to those described above in this Section 3.19.

3.20          Brokers and Other Advisors. Except as set forth on Section 3.20 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of any Acquired Company.

3.21          Allocation Schedule.

(a)            The Company has prepared and delivered to Parent an “Allocation Schedule,” prepared by the Company (prior to the Closing) in accordance with the Charter Documents of the Company, which is accurate and complete in all respects setting forth: (i) the name and address (or email address) of each Holder; (ii) the number and class of shares of Company Stock held by such Holder as of immediately prior to the Effective Time; (iii) the priority of Stock Election Consideration proceeds to be distributed post-Closing amongst the Holders (assuming each Holder makes a Stock Election), in each case, designated by Tranche and calculated in accordance with the Distribution Priorities and the terms of the Company’s Charter Documents; and (iv) and each Holder’s Percentage Interest with respect to such Holder’s Shares of Company Preferred Stock, if any.

(b)            The Company shall have provided a determination of whether Taxes are required to be withheld from any payments to each Holder under this Agreement (assuming submission of a Form W-9 or Form W-8, as applicable).

(c)            The Allocation Schedule may be revised by the Holders’ Representative pursuant to the provisions of Section 2.07 to reflect Holders who have elected the Stock Election.

(d)            Parent, Merger Sub, and the Surviving Company will have the right to rely on the Final Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub, and the Company to the Holders as Merger Consideration, including the aggregate amount of the Adjusted Cash Election Consideration and the Percentage Interest for each Holder with respect to each Tranche. Parent, Merger Sub, and the Surviving Company will not have any liability with respect to the allocation of any cash paid to any Holder or any shares of Parent Common Stock distributed to (or liquidated on behalf of) any Holder in accordance with the Final Allocation Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as of the Closing Date follows:

4.01          Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.02          Authority; Non-Contravention.

(a)            Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Merger). The execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly authorized and approved by Parent’s and Merger Sub’s respective board of directors and no other corporate action on the part of Parent and Merger Sub, including, without limitation, by Parent’s stockholders, is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger). This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which each of Parent and Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which each of Parent and Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)            Neither the execution and delivery of the Transaction Agreements to which each of Parent and Merger Sub is a party, nor the consummation by Parent, and Merger Sub of the Transactions (including the Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Parent and Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.03 are obtained and the filings referred to in Section 4.03 are made, (x) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of Parent and Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent and Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.03          Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) a notice of issuance filing with the Nasdaq Stock Market in respect of the shares of Parent Common Stock issuable pursuant to this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.

4.04          SEC Documents.

(a)            Parent has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2020, which are available through the SEC’s EDGAR database (collectively, “Parent’s SEC Documents”). As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Parent’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, and none of Parent’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

(c)            Parent is not now, and has never been, a shell issuer, as described in Rule 144(i)(1) under the Securities Act.

4.05          Shares of Common Stock. The shares of Parent Common Stock to be issued upon the exercise of the Consideration Warrants and delivered in accordance with the Trust Agreement will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, subscription or similar rights, and (ii) based in part upon statements of such Holders in the applicable Letter of Transmittal and Election Form, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws. Parent has, and shall continue to have through the expiration date of the last to expire of the Consideration Warrants, sufficient authorized but unissued or treasury shares of Parent Common Stock to meet its obligations to deliver the Parent Common Stock upon the exercise of the Consideration Warrants.

4.06          Availability of Funds. On the Closing Date, Parent will have sufficient cash or other sources of immediately available funds to enable Parent to consummate on a timely basis the Transactions (including the Merger) including the payment of all of its cash obligations due under this Agreement. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.07          Broker and Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions by or on behalf of Parent.

4.08          Shell Company. Parent is not, and never has been, a shell company as such term is defined in Rule 405 of the Securities Act and the rules and regulations of the SEC thereunder.

4.09          Exclusivity of Company Representations; Non-Reliance. The representations and warranties of the Company set forth in ARTICLE III constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the Transactions, express or implied, except for the representations and warranties expressly set forth in ARTICLE III.

ARTICLE V

CERTAIN AGREEMENTS OF THE PARTIES

5.01          Public Announcements. The Parties shall mutually agree upon a press release announcing the execution of this Agreement (the “Closing Press Release”). Following the Closing Press Release, Parent shall determine in its sole discretion whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Transaction Agreements, or the Transactions may be made and shall be entitled to issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions.

5.02          Confidentiality. Holders’ Representative, on behalf of the Holders, acknowledges that the success of the Company after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent would be unwilling to enter into this Agreement in the absence of this Section 5.02. Accordingly, Holders’ Representative, on behalf of the Holders, shall, and shall use its commercially reasonable efforts to cause its Affiliates and its Representatives to, keep confidential all confidential documents and information involving or relating to the Company or the Business (the “Confidential Information”), unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that, in each case, any Party shall be permitted to disclose the terms of this Agreement to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives, and, in the case of the Holders’ Representative, to the Holders (so long as such Person is obligated and directed to maintain the confidentiality of such information). “Confidential Information” does not include any document or information which is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 5.02 by the receiving party or its Representatives. The provisions of this Section 5.02 shall survive three (3) years after the completion of the Holders’ Representative’s responsibilities hereunder.

5.03          Tax Matters.

(a)            Parent Prepared Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies (x) for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”), and (y) for taxable periods ending on or before the Closing Date and which are due after the Closing Date.

(b)            Tax Contests. After the Closing, the Holders’ Representative shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes with respect to an Acquired Company for a Pre-Closing Tax Period (a “Tax Claim”).

(c)            Certification. Parent and Holders’ Representative agree to use their commercially reasonable efforts to cause each Holder to further agree to provide any certificate or other tax form as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).

(d)            Cooperation. Following the Closing Date, Parent and Holders’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, in connection with any voluntary disclosure procedure relating to Taxes or Tax Returns of an Acquired Company and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to an Acquired Company; and (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Acquired Companies (at the cost and expense of the requesting Party). For the avoidance of doubt, the cooperation noted in this Section 5.03(d) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)            Transfer Taxes. Parent shall assume liability for and pay all real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Parent shall file all Tax Returns and other documentation required to be filed with respect to all such Transfer Taxes, and, if required by applicable Law, each other Party shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes. Each Party shall use reasonable efforts to avail itself of any available exemptions from Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be reasonably necessary to obtain such exemptions.

(f)             The Parties acknowledge that (i) the transactions contemplated by this Agreement are intended to be a fully taxable sale of the Shares by Holders to Parent in consideration for the Allocable Merger Consideration payable to the Holders for U.S. federal and applicable state and local Tax purposes, and (ii) Parent may choose, at its sole discretion, to make (or to cause to be made) an election(s) under Sections 338 or 336 of the Code (or any corresponding or similar election under applicable state, local or non-U.S. Laws) on a timely basis to treat the purchase of Shares as a purchase of the Company’s assets (and possibly the deemed purchase of the Company’s shares of a Subsidiary as a purchase of such Subsidiary’s assets) for the applicable income Tax purposes. Each of the Parties shall reasonably cooperate with Parent to provide Parent with such information as is reasonably necessary for Parent to satisfy its notification requirements in connection with such election.

5.04          Employee Matters and Company Plans.

(a)            Continuing Employees.

(i)             Following the Closing, Parent will give each employee who shall have been an employee of the Company or its Subsidiaries immediately prior to the Closing and who becomes an employee of Parent or its Affiliates (the “Continuing Employees”) full credit for service with the Company to the extent required by applicable Law. Effective as of the Closing and thereafter, Parent shall, and shall cause the Company and Affiliates of Parent to (x) use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under any health plan of the Company, Parent or an Affiliate of Parent extended to the Current Employees after the Closing to be waived with respect to the Current Employees and their eligible dependents to the extent such limitations or requirements had been satisfied or do not apply under an analogous compensation and benefit plan in which such Current Employees participated immediately prior to the Closing, (y) recognize, for purposes of annual deductible and out-of-pocket limits under its medical, dental and vision and drug plans, deductible and out-of-pocket expenses paid or incurred by Current Employees in the calendar year in which the Closing occurs and (z) fully credit Current Employees for purposes of eligibility and vesting, and for purposes of severance, vacation and/or paid-time-off accrual, for years of service with the Company prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing for the Current Employee’s participation in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Parent (each a “Parent Plan”). For the avoidance of doubt, no incentive compensation, bonus or similar plan shall constitute a Parent Plan for the purpose of subclause (z) of this Section 5.04(a)(i).

(ii)            Following the date of this Agreement, the Parties agree to reasonably cooperate in all matters reasonably necessary to effect the actions contemplated by this Section 5.04, including furnishing each other with information concerning the Current Employees, applicable compensation and benefit plans, and workers compensation, in obtaining any governmental approvals required hereunder and in addressing inquiries from the Current Employees.

(iii)           On or within thirty (30) days following the Effective Time, Parent and Parent’s board of directors shall, in exchange for the Company Options held by the Continuing Employees and other service providers identified on Schedule 5.04(a)(iii) (the “Schedule 5.04(a)(iii) Recipients”) that are cancelled in accordance with Section 2.09, grant inducement awards to such Schedule 5.04(a)(iii) Recipients in the form of options to acquire Parent Common Stock or restricted stock units to be settled in Parent Common Stock in the respective amounts shown on such Schedule 5.04(a)(iii). Parent shall take such actions and measures to ensure that such stock grants qualify as inducement grants and shall not be contingent on either there being available shares under a shareholder-approved equity plan of Parent or approval of Parent’s stockholders. All options to acquire Parent Common Stock shall have an exercise price equal to the closing price of Parent’s Common Stock on the date of grant in accordance with Section 409A. Vesting and other principal terms of such inducement awards are set forth on Schedule 5.04(a)(iii).

(b)            Company Plans. With respect to each Company Plan that is a “group health plan” as defined in Section 5000(b)(1) of the Code and that is maintained by a “professional employer organization,” the professional employer organization, and not Parent or an ERISA Affiliate of Parent, shall, subject to the terms of services agreement between the professional employer organization and the Company, have sole responsibility on and after the Closing for any liability under Section 4980B of the Code with respect to each Person who is an “M & A qualified beneficiary,” as defined in Treas. Reg. § 54.4980B-9 in connection with the transactions contemplated by this Agreement.

(c)            No Limitation. This Section 5.04 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Current Employee or any beneficiary or dependent thereof). Provided that it complies in all material respects with applicable law and the terms of any employment agreements, Parent may, in its sole discretion, substitute employee compensation, benefit and severance programs for those of the Acquired Companies as are comparable with the programs provided from time to time to Parent’s employees and the employees of the Parent’s Affiliates. Subject to the preceding sentence, the Parent shall have no obligation to continue the existence of any Company Plans maintained by the Company or any Affiliate.

5.05          Nasdaq Capital Markets Listing. Prior to the Closing, Parent shall prepare and file with the Nasdaq Stock Market a supplemental listing application with respect to the Consideration Warrant Shares and the Stock Election Consideration and shall use its commercially reasonable efforts to obtain, as promptly as practicable following the Closing, approval of the listing of the Consideration Warrant Shares and the Stock Election Consideration, subject only to official notice to Nasdaq of issuance.

5.06          Indemnification of Officers and Directors of the Company.

(a)          For a period of six (6) years after the Closing, Parent shall, and shall cause the Acquired Companies (including, after the Closing, the Surviving Company) to, to the fullest extent permitted by applicable Laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the Closing Date, an officer, manager, director or employee of the Acquired Companies (each, a “D&O Indemnified Party”), against all losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Legal Proceeding, suit, action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of any of the Acquired Companies, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Acquired Companies pursuant to their respective Charter Documents and indemnification agreements of the Company, if any, in existence on the date of this Agreement with any D&O Indemnified Party. The foregoing covenants under this Section 5.06(a) shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty, or covenant made by the Company in connection with this Agreement or the Transactions.

(b)            For a period of six (6) years after the Closing (or for such longer period until the resolution of any then-pending claims or Legal Proceedings) and at all times subject to applicable Laws, Parent shall not, and shall not cause or permit the Acquired Companies (including, after the Closing, the Surviving Company) to, amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Charter Documents of the Acquired Companies.

(c)            As of the Closing, the Company shall, at its sole expense, obtain a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing (“D&O Tail”), with a reporting period of six (6) years after the Closing covering events, acts and omissions occurring before the Closing Date, and with coverage and amounts, and terms and conditions that are acceptable to Parent. The premium for the D&O Tail shall be paid by the Company on or prior to the Closing, and Parent shall maintain such D&O Tail in effect for the full term thereof.

(d)            If Parent or any of the Acquired Companies (including, after the Closing, the Surviving Company) or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the applicable Acquired Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made, including by the inclusion of appropriate covenants in the applicable definitive agreements, prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or such Acquired Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.06.

(e)            With respect to any indemnification obligations of Parent and/or the Acquired Company (including, after the Closing, the Surviving Company) pursuant to this Section 5.06, Parent hereby acknowledges and agrees (i) that it and the Acquired Companies shall be the indemnitors of first resort with respect to all indemnification obligations of Parent and/or the Acquired Companies pursuant to this Section 5.06 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f)             The provisions of this Section 5.06 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his, her or their successors, heirs and representatives (each of whom shall be an express intended third party beneficiary hereof) and shall be binding on all successors and assigns of Parent and the Acquired Companies (including, after the Closing, the Surviving Company) and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.07          E&O Tail Policy. As of the Closing, the Company shall, at its sole expense, obtain a three (3) year errors and omissions tail policy with respect to Company’s current errors and omissions liability insurance coverage maintained by the Company with respect to claims arising from facts or events that occurred at or before the Closing (collectively, the “E&O Tail”), and with coverage and amounts, and terms and conditions that are acceptable to Parent. The premium for the E&O Tail shall be paid by the Company on or prior to the Closing.

5.08          Parent Shareholder Vote.

(a)            Within 135 days following the Closing, Parent shall hold a meeting of its stockholders (“Parent Stockholders Meeting”) in order to, among other things, approve the issuance of the shares of Parent Common Stock upon the exercise of the Consideration Warrants in excess of 19.99% of the total issued and outstanding shares of Parent Common Stock on the date hereof (“Proposal”) pursuant to the rules of the Nasdaq Stock Market (“Parent Stockholder Approval”). The record date for the Parent Stockholders Meeting shall be set so that it is a date prior to the expiration of the Lock-Up Period (as defined in the Voting Agreement). In the event the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting, Parent shall continue to call and hold special meetings of its stockholders at least once every fiscal quarter thereafter, beginning with the quarter ending September 30, 2024, to seek the Parent Stockholder Approval until the Parent Stockholder Approval is obtained.

(b)            Prior to the record date in respect of the Parent Stockholders Meeting, Parent shall amend its Bylaws to provide that the one-third of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum of any meeting of stockholders for the transaction of business, except when stockholders are required to vote by class, in which event one-third of the issued and outstanding shares of the appropriate class shall be present in person or by proxy (provided the proxy has authority to vote on at least one matter at such meeting) in order to constitute a quorum as to such class vote, and except as otherwise provided by the DGCL or by the Certificate of Incorporation of Parent.

(c)            Promptly after the Parent Stockholder Approval is obtained, and in any event within one (1) Business Day thereafter, Parent shall promptly deliver notice of the Parent Stockholder Approval to the Trustee and the Holders’ Representative and file with the SEC a Form 8-K disclosing the same.

(d)            In connection with the Parent Stockholders Meeting, Parent will (A) prepare and file with the SEC a proxy statement (any such proxy statement, as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the Proposal at the Parent Stockholders Meeting, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by law, (D) mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy or other materials for meetings such as the Parent Stockholders Meeting, (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Parent stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Parent Stockholders Meeting, and (F) otherwise use reasonable best efforts to comply with all requirements of law applicable to any Parent Stockholders Meeting. The Proxy Statement shall include the recommendation of the Board of Directors of Parent that stockholders vote in favor of the adoption of the Proposal at the Parent Stockholders Meeting, and Parent shall retain and utilize the efforts of a nationally recognized proxy solicitation firm. Without limiting the foregoing, Parent shall enforce the obligations of each of the stockholders of Parent party to a Voting Agreement, including through the exercise of proxies provided thereunder, to the extent necessary or appropriate to cause each such stockholder to (i) appear at the Parent Stockholders Meeting or otherwise cause the shares of Parent Common Stock outstanding and beneficially owned by such stockholder to be counted as present thereat for purposes of calculating a quorum, and (ii) vote, or cause to be voted, all of the shares of Common Stock outstanding and beneficially owned by such stockholder in favor of the Stockholder Approval at the Parent Stockholders Meeting; provided, however, Parent shall not be required to enforce such obligations in the event that Parent otherwise obtains proxies for a number of votes sufficient to obtain Parent Stockholder Approval.

(e)            The provisions of this Section 5.08 (i) are intended to be for the benefit of, and shall be enforceable by, the Senior Secured Lender and any successor, heir or representatives (each of whom shall be an express intended third party beneficiary hereof) and shall be binding on all successors and assigns of Parent and the Acquired Companies (including, after the Closing, the Surviving Company) and (ii) are in addition to, and not in substitution for, any other rights that any such Person may have by contract or otherwise.

5.09          Cooperation Upon Exercise of Consideration Warrants and Disposition of Consideration Warrant Shares. Parent shall reasonably cooperate with the Trustee in facilitating the exercise of the Consideration Warrants and the sale through the Nasdaq Stock Market from time to time of any Consideration Warrant Shares issuable upon exercise of the Consideration Warrants promptly upon receipt of written notice from or on behalf of the Trustee of a notice of exercise or an intended sale of such Consideration Warrant Shares (as the case may be), including but not limited to causing Parent’s outside counsel to deliver, in accordance with applicable securities laws, one or more “blanket” delegending opinions to the Transfer Agent and instructing the Transfer Agent to remove any restrictive legends from such Consideration Warrant Shares so as to permit the delivery thereof by DWAC or DRS to a registered broker(s) effecting such sale on the Trust’s behalf.

5.10          Board Designee.

(a)            Within ninety (90) calendar days after the Closing Date, Parent agrees that it will appoint to its board of directors one individual nominated in writing by Triple Tree (the “Nominating Party”) and acceptable to Parent (such individual and as such individual may be replaced as provided herein, the “Twill Designee”). During the period (the “Twill Designee Period”) from the Closing Date until the earlier of (i) the date that is 540 days after the Closing Date and (ii) the date the Trust exercises the third Consideration Warrant to be exercised, Parent shall nominate for election and continue to recommend to its stockholders the Twill Designee be elected to serve as a director on Parent’s board of directors. During the Twill Designee Period, Parent further agrees that it will not take action to remove, or recommend the removal of, the Twill Designee without cause therefore; provided, however, that the Nominating Party’s right to nominate the Twill Designee, and Parent’s obligation to appoint the Twill Designee to the Parent’s board of directors, shall terminate upon the expiration of the Twill Designee Period.

(b)            As a condition to the Twill Designee’s appointment to Parent’s board of directors, the Twill Designee shall tender an irrevocable resignation that will be effective upon (1) the expiration of the Twill Designee Period and (2) the acceptance of such resignation by Parent’s board of directors. Parent’s board of directors will decide within 90 days of the expiration of the Twill Designee Period, through a process managed by the nominating and governance committee of Parent’s board of directors whether to accept the resignation.

(c)            During the Twill Designee Period, upon any removal or resignation of the Twill Designee, Parent shall, within five (5) days of the receipt of written notice from the Nominating Party of the identification of a replacement nominee, appoint to fill the vacancy so created with such replacement nominee subject to the paragraph below. During the Twill Designee Period, the Twill Designee, once a director of Parent, shall be entitled to all of the rights enjoyed by other non-employee directors of Parent, including receipt of information, reimbursement of expenses and coverage under applicable director and officer insurance policies. Further, the Nominating Party agrees that it will not propose any individual as the Twill Designee to be a member of Parent’s board of directors whose background does not comply with or would disqualify Parent from complying with (i) applicable securities laws, (ii) contractual obligations to and rules of any market or exchange on which the Parent Common Stock is listed or quoted for trading on the date in question (including, without limitation, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Bulletin Board or OTCQB Marketplace operated by OTC Markets Group, Inc. (or any successors to any of the foregoing)), and (iii) the criteria for directors set forth in the then current charter of the Parent’s nominating committee, and will not disqualify Parent from being able to conduct any public offering or private placement pursuant to either Rule 506 (b) or (c) and any “bad boy“ provisions of any state securities laws. To the extent that any Twill Designee who becomes a director and does not satisfy the conditions of the preceding sentence, that person will immediately resign, and the Nominating Party will have the right to propose a replacement person to fill such vacancy otherwise in accordance with the terms of this Section 5.10.

ARTICLE VI
SURVIVAL

6.01          Survival of Representations, Warranties and Covenants. None of the representations and warranties made in this Agreement shall survive the Closing Date (except in respect of Intentional Fraud herein). All covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant.

6.02          Holders’ Representative.

(a)            Appointment. Upon and by virtue of the approval of the requisite Holders, including the approval of the requisite holders of Company Preferred Stock, of this Agreement pursuant to the Company Stockholder Consent and the Transaction Agreements, and collectively and irrevocably, hereby appoint, authorize and empower the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact to act on behalf of all of the Holders, in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:

(i)             to take any and all actions (including executing and delivering any documents, making any disbursements or distributions, incurring any costs and expenses for the account of the Holders, exercising such rights, power and authority, and making any and all decisions and determinations) that the Holders’ Representative determines may be required by or necessary, convenient, advisable or appropriate to facilitate the consummation of the Transactions or otherwise to perform the duties of or exercise the rights granted to the Holders’ hereunder, including: (A) execution of the documents and certificates pursuant to this Agreement; (B) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Holders and others, as contemplated by this Agreement; (C) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (D) administration of the provisions of this Agreement; (E) giving or agreeing to, on behalf of all or any of the Holders, any and all consents, waivers, amendments or modifications deemed by the Holders’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or any other agreement contemplated hereby and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (F) amending this Agreement, any other Transaction Agreement or any of the instruments to be delivered to Parent hereunder or thereunder; and (G) (1) disputing or refraining from disputing, on behalf of each Holder relative to any amounts to be received by such Holder under this Agreement or any other Transaction Agreement, any claim made by Parent or Merger Sub under this Agreement or any other Transaction Agreement, (2) negotiating and compromising, on behalf of each such Holder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other any other Transaction Agreement, and (3) executing, on behalf of each such Holder, any settlement agreement, release or other document with respect to such dispute or remedy, and (4) engaging such counsel, accountants, experts, and other advisors, agents and consultants, on behalf of itself and/or the Holders, as it shall deem necessary, convenient, advisable or appropriate in connection with exercising its powers and performing its function hereunder, and paying any fees and expenses related thereto from the Expense Fund or otherwise (and the Holders’ Representative shall be entitled to conclusively rely on the opinions and advice of such Persons), in each case, with such action being deemed as taken by each Holder (as applicable) and which shall be absolutely and irrevocably binding on each Holder as if such Holder personally or in its corporate capacity had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual or corporate capacity, as applicable;

(ii)            as the representative, to enforce and protect the rights and interests of the Holders and to enforce and protect the rights and interests of the Holders’ Representative arising out of the Holders under or in any manner relating to this Agreement and the other Transaction Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions, and to take any and all actions which the Holders’ Representative believes are necessary or appropriate under this Agreement and/or the other Transaction Agreements for and on behalf of the Holders, including asserting or pursuing any claim, action, Legal Proceeding or investigation against Parent or its Affiliates; and

(iii)           to refrain from enforcing any right of the Holders and/or the Holders’ Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Agreement in connection with the foregoing; provided, however, that no such failure to act on the part of the Holders’ Representative, except as otherwise provided in this Agreement or in the other Transaction Agreements, shall be deemed a waiver of any such right or interest by the Holders’ Representative or the Holders unless such waiver is in writing signed by the waiving party or by the Holders’ Representative.

(b)            Authorization. The appointment of the Holders’ Representative is coupled with an interest and shall be irrevocable by any Holder in any manner or for any reason. This authority granted to the Holders’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Laws. Bilal Khan hereby accepts its appointment as the initial Holders’ Representative.

(c)            Reliance. After Closing, Parent, and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder by the Holders’ Representative as fully binding upon such Holder. A decision, act, consent or instruction of Holders’ Representative after Closing, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 7.04 or Section 7.05 shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders. The Trustee, Paying Agent, Parent, Merger Sub, and the Surviving Company may rely upon any such decision, act, consent or instruction of Holders’ Representative after Closing as being the decision, act, consent or instruction of the Holders. The Trustee, Paying Agent, Parent, Merger Sub, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative.

(d)            Actions by the Holders’ Representative; Resignation; Vacancies. The Holders’ Representative may resign from its position as the Holders’ Representative at any time by written notice delivered to Parent and to the Holders. If there is a vacancy at any time, in the position of the Holders’ Representative for any reason, such vacancy shall be filled by a majority of the of the votes of the outstanding Deemed Common Stock Trust Common Units, shall appoint a replacement Holders’ Representative and notify Parent of such replacement in accordance with the terms of this Agreement.

(e)            No Liability. All acts of the Holders’ Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Holders and not of the Holders’ Representative individually. The Holders’ Representative shall not have any liability for any amount owed to Parent pursuant to this Agreement. The Holders’ Representative shall not be liable to the Acquired Companies, Parent, Merger Sub, or any other Person in its capacity as the Holders’ Representative, for any liability of a Holder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Holders’ Representative shall not be liable to the Holders, in his or its capacity as the Holders’ Representative, for any liability of a Holder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement or the Trust Agreement, except in the case of the Holders’ Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Holders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Holders’ Representative to Parent, Merger Sub, the Acquired Companies, or the Holders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Holders’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Holder.

(f)             Indemnification; Expenses. The Holders’ Representative may use the Expense Fund to pay any fees, costs, expenses or other obligations incurred by the Holders’ Representative acting in its capacity as such. Without limiting the foregoing, the Holders shall indemnify and defend the Holders’ Representative and hold the Holders’ Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Holders’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Holders’ Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Holders’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Holders’ Representative but shall be payable by and attributable to the Holders pro rata, on an as-converted basis, pursuant to the most recently issued Allocation Schedule. Notwithstanding anything to the contrary in this Agreement, the Holders’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Holders’ Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Holders’ Representative pursuant to this Agreement.

(g)            Expense Fund. Upon the Closing, the Company shall wire the Expense Fund Amount to the Holders’ Representative. The Expense Fund Amount shall be held by the Holders’ Representative in a segregated account and shall be used for the purposes of paying directly or reimbursing the Holders’ Representative for any expenses incurred by the Holders’ Representative pursuant to this Agreement (the “Expense Fund”). Such expenses may include reasonable compensation to the Holders’ Representative, as approved by a majority of the then outstanding holders of Deemed Common Stock Trust Common Units in the event Mr. Bilal Khan is no longer employed by Parent. The Holders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Expense Fund and assign to the Holders’ Representative any such interest. As soon as reasonably determined by the Holders’ Representative that the Expense Fund is no longer required to be withheld, the Holders’ Representative shall distribute the remaining Expense Fund (if any) to Parent.

ARTICLE VII

GENERAL PROVISIONS

7.01          Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

(a)            Provisions.

(i)             When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii)            The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(iii)           Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

(iv)           The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.

(v)            The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.

(vi)           The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.

(vii)          A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.

(viii)         Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.

(ix)            References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Closing Date, in the Company’s “Clear documents” electronic data room hosted by Box Inc.

(x)             When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)            No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

7.02          Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 7.02:

If to Parent or Merger Sub, to:

DarioHealth Corp.

142 W. 57th St., 8th Floor

New York, New York 10019

with copies (which shall not constitute notice) to:

Sullivan & Worcester, LLP

One Post Office Square

Boston, Massachusetts 02109

Attention: Ben Armour

email: barmour@sullivanlaw.com

If to the Company (prior to the Closing), to:

Twill, Inc.

114 5th Avenue, 10th Floor

New York, New York 10011

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, New York 10020

Attn: Michael J. Lerner and Annie Nazarian Davydov

e-mail: mlerner@lowenstein.com and anazarian@lowenstein.com

If to Holders’ Representative or the Holders (following the Closing), to:

The address set forth on the Holders’ Representative’s signature page(s) hereto.

7.03          Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent or Merger Sub may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 7.03 shall be null and void ab initio. Subject to the foregoing terms of this Section 7.03, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.04          Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub, and the Company and, when amended on or after the Closing, by Parent and Holders’ Representative. For purposes of this Section 7.04, the Holders have agreed pursuant to the Company Stockholder Consent that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.

7.05          Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.

7.06          Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements).

7.07          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except for Persons identified in Section 5.06 and Section 5.08.

7.08          Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.

7.09          Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.

7.10          Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.

7.11          Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.

7.12          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by electronic means shall be deemed to be an original signature for any purpose.

7.13          Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

7.14          Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Transactions, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of New York City, New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 7.14, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.02. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

7.15          WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.16          Provisions Regarding Legal Representation. Recognizing that Lowenstein Sandler LLP has each acted as legal counsel to the Acquired Companies, the Holders’ Representative, certain Holders and certain of their respective Affiliates prior to the date of this Agreement, and that Lowenstein Sandler LLP intends to act as legal counsel to the Holders’ Representative, certain Holders and certain of their respective Affiliates (which will no longer include the Acquired Companies after the Closing), each of Parent and the Surviving Company (including on behalf of the Acquired Companies) hereby waives, on its own behalf and agrees to cause its, now or hereafter existing, Affiliates to waive, any conflicts that may arise in connection with Lowenstein Sandler LLP representing the Holders’ Representative, certain Holders and certain of their respective Affiliates after the Closing as such representation may relate to Parent or any of the Acquired Companies (including, after the Effective Time, the Surviving Company), the Transaction Agreements, the Transactions (including any dispute, claim, arbitration or other Legal Proceeding in connection therewith), as well as any other matter unrelated to the foregoing. In addition, all communications involving attorney-client confidences between the Acquired Companies, the Holders’ Representative, any Holder or any of their respective Affiliates, on the one hand, and Lowenstein Sandler LLP, on the other hand, in the course of the engagement with respect to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Holders’ Representative, the Holders and/or their respective Affiliates, as applicable (and not the Acquired Companies). Accordingly, the Acquired Companies shall not have access to any such communications, or to the files of Lowenstein Sandler LLP relating to such engagement, from or after the Closing Date, and Parent and its Affiliates shall not have access to any such communications, or to the files of Lowenstein Sandler LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, from and after the Closing, (i) the Holders’ Representative, the Holders and their respective Affiliates, as applicable (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Acquired Companies (including, after the Effective Time, the Surviving Company) shall be a holder thereof, (ii) to the extent that files of Lowenstein Sandler LLP in respect of such engagement constitute property of the client, only the Holders’ Representative, the Holders and their respective Affiliates, as applicable (and not Parent or any of the Acquired Companies) shall hold such property rights and (iii) Lowenstein Sandler LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or any of the Acquired Companies by reason of any attorney-client relationship between Lowenstein Sandler LLP and the Acquired Companies, the Holders’ Representative, certain Holders and certain of their respective Affiliates or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of the Acquired Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by Lowenstein Sandler LLP to such third party; provided, that neither the Surviving Company nor any of the other Acquired Companies may waive such privilege without the prior written consent of the Holders’ Representative, on behalf of the Holders. This Section 7.16 shall be irrevocable, and no term of this Section 7.16 may be amended, waived or modified, without the prior written consent of Lowenstein Sandler LLP.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TWILL, INC.

By:	/s/ Ofer Leidner
Name: Ofer Leidner
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

DARIOHEALTH CORP.

By:	/s/ Richard Anderson
Name: Richard Anderson
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TWILL MERGER SUB, INC.

By:	/s/ Richard Anderson
Name: Richard Anderson
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HOLDERS’ REPRESENTATIVE

/s/ BILAL KHAN
BILAL KHAN

Contact Information:

Ermail: Bilal@twill.health

Address: 114 5th Avenue, 10th Floor New York, New York 10011

[Signature Page to Agreement and Plan of Merger]